Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of

September 30, 2026

Among

CARRIAGE SERVICES, INC.

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A.,
REGIONS BANK, and
TRUIST BANK
as Joint Lead Arrangers and Joint Bookrunners

REGIONS BANK and
TRUIST BANK
as Co-Syndication Agents

CAPITAL ONE, NATIONAL ASSOCIATION,
as Documentation Agent

i

SCHEDULES:

Commitment Schedule

Schedule 2.05 –	Existing Letters of Credit
Schedule 3.03	Governmental Authorizations
Schedule 3.05	Material Indebtedness and Operating Leases
Schedule 3.06	Litigation
Schedule 3.08(b)	Existing Liens
Schedule 3.08(c)	Owned Real Property
Schedule 3.08(d)(i)	Leased Real Property (Lessee)
Schedule 3.08(d)(ii)	Leased Real Property (Lessor)
Schedule 3.08(e)	Existing Investments
Schedule 3.09	Environmental Matters
Schedule 3.12(d)	Pension Plans
Schedule 3.13	Subsidiaries and Other Equity Investments; Loan Parties
Schedule 3.17	Intellectual Property Matters
Schedule 3.20	Labor Matters
Schedule 5.17	Post-Closing Requirements
Schedule 6.03	Existing Debt

Page

EXHIBITS:

Exhibit A	Assignment and Assumption
Exhibit B-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit B-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit B-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit B-4	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C	Compliance Certificate
Exhibit D	Joinder Agreement

Certain identified information has been excluded because it is both (1) not material and (2) private and confidential. Such excluded information is identified herein with “[***].”

v

CREDIT AGREEMENT dated as of September 30, 2026 (as it may be amended or modified from time to time, this “Agreement”), among CARRIAGE SERVICES, INC., a Delaware corporation, as Borrower, the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01           Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to (a) a rate of interest, refers to the Alternate Base Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Accounts” has the meaning assigned to such term in the Security Agreement.

“Acquisition” means the acquisition by any Person of (a) a majority of the Equity Interests of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business of another Person, in each case (i) whether or not involving a merger or consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.

“Acquisition Consideration” means the consideration given by the Borrower or any of its Subsidiaries for an Acquisition, including but not limited to the sum of (without duplication) (a) the fair market value of any cash, property (excluding Equity Interests) or services given, plus (b) the amount of any Debt assumed, incurred or guaranteed (to the extent not otherwise included) in connection with such Acquisition by the Borrower or any of its Subsidiaries.

“Adjusted Covenant” has the meaning assigned to it in Section 6.11(a).

“Adjusted Covenant Period” means a period consisting of four consecutive Fiscal Quarters, with the first Fiscal Quarter of such period being the Fiscal Quarter in which a Material Acquisition occurs (or, in the case of a series of Acquisitions that collectively constitute a Material Acquisition, the Fiscal Quarter in which the last of such Acquisitions occurs), to the extent that the Borrower has delivered notice to the Administrative Agent in accordance with the terms of Section 6.11(a) exercising its right to elect such Adjusted Covenant Period and if such notice is not timely delivered, then the Borrower shall be deemed to have elected to waive its right to elect an Adjusted Covenant Period. The Adjusted Covenant Period will terminate on the first date following the conclusion of such Adjusted Covenant Period.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) zero; provided that if the Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) zero; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

CARRIAGE CREDIT AGREEMENT – Page 1

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding anything herein to the contrary, each of Carriage Cares, a Texas corporation and philanthropic organization, each Designated Subsidiary and each Unrestricted Subsidiary is an Affiliate of the Borrower and its Subsidiaries.

“Agent-Related Person” has the meaning assigned to such term in Section 9.03(d).

“Agreed Security Package” means the delivery of (a) a Mortgage, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a perfected first priority Lien (subject to Permitted Liens) in favor of the Administrative Agent over owned Real Property Collateral, it being understood and agreed that Borrower shall be required to use commercially reasonable efforts to obtain any of the foregoing from unaffiliated third parties, (b) associated lender policies of title insurance in an amount, in form and substance and issued by a title insurance company reasonably acceptable to the Administrative Agent (unless the Administrative Agent determines in its sole discretion, to waive such requirement with respect to any parcel), (c) such flood certificates, flood notification forms signed by the Borrower and evidence that flood insurance is in place for the building and contents, all in form, substance and amount satisfactory to the Administrative Agent, consents, approvals, amendments, supplements, estoppels, tenant subordination agreements, access agreements or other instruments as the Administrative Agent reasonably deems necessary, it being understood and agreed that Borrower shall be required to use commercially reasonable efforts to obtain any of the foregoing from unaffiliated third parties, (d) if requested by the Administrative Agent, a survey with respect to each property subject to such Mortgage in form and substance reasonably acceptable to the Administrative Agent; (e) opinions of local counsel with respect to the execution and filing of such Mortgage and the perfection of Liens created thereby and (f) immediately available funds in an amount equal to the sum of all taxes, fees and other charges payable in connection with the recording or filing of such Mortgage and other instruments; provided that, in no event shall the Borrower or any Subsidiary be required to deliver a Mortgage for any property located in a flood plain or any property that contains a cemetery.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.

“Agreement” has the meaning specified in introductory paragraph hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1%, and (c) the Adjusted Term SOFR Rate for a one-month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

CARRIAGE CREDIT AGREEMENT – Page 2

“Ancillary Document” has the meaning assigned to such term in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Law” means (a) in respect of any Person, all provisions of Laws applicable to such Person, and all orders and decrees of all courts and determinations of arbitrators applicable to such Person and (b) in respect of contracts made or performed in the State of New York, “Applicable Law” shall also mean the Laws of the United States of America, including, in addition to the foregoing, 12 USC Sections 85 and 86, as amended to the date of this Agreement and as the same may be amended at any time and from time to time hereafter, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the Laws of the State of Texas, including, without limitation, Chapter 303 of the Texas Finance Code, as amended, and any other statute of the State of Texas now or at any time hereafter prescribing maximum rates of interest on loans and extensions of credit; provided that the parties thereto agree pursuant to Texas Finance Code Section 346.004 that the provisions of Chapter 346 of the Texas Finance Code, shall not apply to Loans, the Letters of Credit, this Agreement, any promissory notes or any other Loan Document.

“Applicable Parties” has the meaning assigned to such term in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment at such time and the denominator of which is the aggregate Revolving Commitments at such time (provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at such time); provided that, in accordance with Section 2.19, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in these calculations.

“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolving Commitment ABR Spread”, “Revolving Commitment Term Benchmark/RFR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Borrower’s Total Net Leverage Ratio as of the most recent determination date, provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Borrower’s consolidated financial information for the Borrower’s first full Fiscal Quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 4:

Total Net Leverage Ratio	Revolving Commitment ABR Spread	Revolving Commitment Term Benchmark/ RFR Spread	Commitment Fee Rate
Category 1 < 3.0 to 1.0	0.25%	1.25%	0.15%
Category 2 < 3.5 to 1.0 but > 3.0 to 1.0	0.50%	1.50%	0.20%
Category 3 < 4.0 to 1.0 but > 3.5 to 1.0	0.75%	1.75%	0.25%
Category 4 > 4.0 to 1.0	1.00%	2.00%	0.30%

CARRIAGE CREDIT AGREEMENT – Page 3

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each Fiscal Quarter of the Borrower, based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective during the period commencing on and including the third Business Day following the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that at the option of the Administrative Agent or at the request of the Required Lenders, if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, the Total Net Leverage Ratio shall be deemed to be in Category 4 during the period from the expiration of the time for delivery thereof until the third Business Day following the date on which such consolidated financial statements are delivered.

If at any time the Administrative Agent determines that the financial statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), or any ratio or compliance information in a Compliance Certificate or other certification was incorrectly calculated, relied on incorrect information or was otherwise not accurate, true or correct, the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such financial statements, Compliance Certificate or other information had been accurate and/or computed correctly at the time they were delivered.

“Approved Borrower Portal” has the meaning assigned to such term in Section 8.11(a).

“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arranger” means, collectively, each of (a) JPMorgan Chase Bank, N.A., (b) Regions Bank, and (c) Truist Bank, each in its capacity as joint lead arranger and joint bookrunner hereunder.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved in writing by the Administrative Agent.

“Attributable Debt” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease.

CARRIAGE CREDIT AGREEMENT – Page 4

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2025, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments (and, if such day is not a Business Day, then on the immediately preceding Business Day).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.13.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary by JPMCB, any Lender or any of their respective Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services and cash pooling services).

“Banking Services Obligations” means any and all obligations of the Loan Parties or their Subsidiaries (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

CARRIAGE CREDIT AGREEMENT – Page 5

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)           the Adjusted Daily Simple SOFR; or

(b)           the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

CARRIAGE CREDIT AGREEMENT – Page 6

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a)           in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)           in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been, determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a)           a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

CARRIAGE CREDIT AGREEMENT – Page 7

(b)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means CARRIAGE SERVICES, INC., a Delaware corporation.

“Borrowing” means (a) a Revolving Borrowing and (b) a Swingline Borrowing.

CARRIAGE CREDIT AGREEMENT – Page 8

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate.

“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of any expenditures by such Person during such period for an asset which is properly classifiable in relevant financial statements of such Person as property, equipment or improvements, fixed assets, or a similar type of tangible capital asset in accordance with GAAP. For purposes of this definition, (a) the purchase price of equipment or property that is (i) purchased substantially simultaneously with the trade-in of existing equipment or property, (ii) exchanged in connection with a swap of existing equipment or property or (iii) purchased or repaired with insurance proceeds (promptly following receipt thereof on account of such property or equipment being replaced or repaired) shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment or property for the equipment or property being so repaired, traded in or exchanged or the amount of such insurance proceeds, and (b) any expenditure funded with warranty proceeds, proceeds from an indemnity claim, settlement payments, condemnation or eminent domain awards or any other payments made to compensate such Person for any damage, defect, delay or loss relating to the expenditure being made shall not be included in Capital Expenditures to the extent such expenditure does not exceed the applicable proceeds or payments. Capital Expenditures specifically excludes deferred obtaining costs and, for the avoidance of doubt, Acquisitions.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Casualty Event” means any event not constituting a Disposition that gives rise to the receipt by the Borrower or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

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“Change of Control” means, with respect to any Person, an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) the Borrower’s officers and directors) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Voting Shares of such Person;

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was nominated, appointed or approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was nominated, appointed or approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; provided that the requirement in clause (ii) or (iii) that the election or nomination of an individual be by a majority of the board or other governing body shall not apply in the case of a replacement of a member whose seat becomes vacant as a result of death or disability; or

(c)           the occurrence of a “Change of Control” as defined in the Senior Notes Documents or in any Permitted Senior Notes Refinancing.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and (b) any Lender, refers to whether such Lender has a Loan of a particular Class.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Co-Syndication Agent” means each of Regions Bank and Truist Bank.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure all or any part of the Secured Obligations.

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“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure all or any part of the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York UCC) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 8.03(c).

“Compliance Certificate” means a certificate of a Financial Officer in substantially the form of Exhibit C or any other form approved in writing by the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a)           a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

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(b)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)           a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Equity Interests” means all of the issued and outstanding Equity Interests of a Subsidiary held by the Borrower or another Subsidiary, excluding Equity Interests described in clauses (a) and (b) of Section 6.12.

“Covered Party” has the meaning assigned to such term in Section 9.21.

“Credit Party“ means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt” means, as to any Person at a particular time, without duplication, all of the following whether or not included as liabilities or indebtedness in accordance with GAAP: (a) the outstanding principal amount of all obligations of such Person, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) obligations of such Person to pay the deferred purchase price of property or services (other than trade payables in the Ordinary Course of Business), including, Deferred Purchase Price; (c) all direct obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, demand guarantees, surety bonds (provided an amount is owing by such Person in respect of any surety bond as a result of a claim made with respect thereto) and similar instruments, in each case solely to the extent drawn; (d) all net obligations of such Person under any Swap Agreements; (e) all Attributable Debt of such Person in respect of Capital Leases and Synthetic Lease Obligations; (f) Pre-need Obligations, except to the extent that Pre-Need Obligations are trusted or covered by insurance; (g) all Disqualified Equity Interests issued by such Person with the amount of Debt represented by such Disqualified Equity Interests being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; (h) all obligations of such Person upon which interest charges are customarily paid; (i) obligations under any earn-out (which for all purposes of this Agreement shall be valued at the maximum potential amount payable with respect to such earn-out); (j) (reserved); (k) without duplication, all Guarantees of such Person with respect to outstanding Debt of the types specified in clauses (a) through (j) above of Persons other than the Borrower or any Subsidiary; (l) all Debt of the types referred to in clauses (a) through (k) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Debt is expressly made non-recourse to the Borrower or such Subsidiary; and (m) all indebtedness or obligations of others of the kinds referred to in clauses (a) through (l) secured by any Lien on or in respect of any property of such Person, up to (but not exceeding) the value of such property. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Debt in respect thereof as of such date. The “maximum fixed repurchase price” of any Disqualified Equity Interests that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were purchased on any date on which Debt shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interests, such fair market value shall be determined reasonably and in good faith by a Responsible Officer of the Borrower. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt are non-recourse to such Person or such Debt otherwise provides that such Person is not liable therefor.

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“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Deferred Purchase Price” means any purchase price or other consideration, including payments under agreements not to compete, payable to the sellers in an Acquisition (whether consummated before or after the date of this Agreement) after consummation of such Acquisition, whether evidenced by notes, debentures or the contractual promise to pay on a deferred basis.

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“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower setting forth the basis of such valuation, less the amount of cash and Liquid Investments received in connection with a subsequent sale of such Designated Non-Cash Consideration within 240 days of receipt thereof.

“Designated Subsidiaries” means (a) Carriage Services Investment Advisors, Inc., (b) Carriage Insurance Agency of Massachusetts, Inc. and (c) James J. Terry Funeral Home, Inc. Notwithstanding the foregoing, any Subsidiary that guarantees any Debt of the Borrower under the Senior Notes Documents or any other Debt is not a “Designated Subsidiary”.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) (including any Sale and Leaseback Transaction, but excluding the issuance of any Equity Interests of the Borrower) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable or is required to be repurchased by such Person or any of its Affiliates at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the latest Maturity Date; provided that, any such Equity Interests that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require the Borrower or an Affiliate thereof to repurchase or redeem such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Equity Interests so long as the terms of such Equity Interests provide that such repurchase or redemption is (i) not required unless permitted under this Agreement or (ii) subject to the prior payment in full of the Obligations and the termination of the aggregate Commitments.

“Dividends”, in respect of any Person, means cash dividends or any other distributions of property, or otherwise, on, or in respect of, any class of Equity Interests of such Person (other than dividends or other distributions payable solely in Equity Interests of such Person or options, warrants or other rights to purchase Equity Interests of such Person).

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

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“Document” has the meaning assigned to such term in the Security Agreement.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount and (b) if such amount is expressed in an alternative currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the alternative currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the alternative currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).

“Dollars”, “dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Net Income for such period plus

(a)           the following to the extent deducted in calculating such Net Income and without duplication:

(i)            Interest Expense for such period,

(ii)           the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period,

(iii)          depreciation and amortization expense and payments in respect of Deferred Purchase Price,

(iv)          other expenses of the Borrower and its Subsidiaries reducing such Net Income which do not represent a cash item in such period or any future period,

(v)           non-recurring costs and expenses, including acquisition costs, incurred by the Borrower and its Subsidiaries,

(vi)          transaction fees, cost and expenses incurred in connection with this Agreement and the Senior Notes,

(vii)         Severance costs for such period; and

(b)           the amount of “run-rate” cost savings, operating expense reductions and synergies projected by such Person in good faith to result from actions taken prior to or during, or expected to be taken following such period (which cost savings, operating expense reductions or synergies shall be subject only to certification by a Responsible Officer of the Borrower and shall be calculated on a pro forma basis as though such cost savings, operating expense reductions or synergies had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that a Responsible Officer of the Borrower shall have certified to the Administrative Agent that (x) such cost savings, operating expense reductions or synergies are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (y) such actions have been taken or are to be taken within eighteen (18) months from the date of such transaction;

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minus

(c)           all non-cash items increasing Net Income for such period.

Notwithstanding anything to the contrary in the foregoing of this definition of “EBITDA”, the sum of the amounts added to EBITDA in reliance on clauses (a)(v), (a)(vi), (a)(vii) and (b), of this definition shall not exceed, in the aggregate during any four (4) Fiscal Quarter period, 25% of EBITDA for such period (calculated after to adding back any amounts in reliance on clauses (a)(v), (a)(vi), (a)(vii) and (b) of this definition).

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

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“Environmental Laws” means any and all applicable Federal, state, and local statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees, permits, agreements with Governmental Authorities or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly resulting from or based upon (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is legally assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

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“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Equity Interests” means, with respect to the Borrower, any class of Equity Interests that is subject to mandatory dividend accrual or payment or mandatory redemption, repurchase, repayment, refunding, or similar provisions or arrangements, including preferred stock to the extent it does not constitute Qualified Preferred Stock.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f), and (d) any withholding Taxes imposed under FATCA.

“Existing Letter of Credit” means (a) each letter of credit issued prior to the Effective Date by a Person that shall be an Issuing Bank and listed on Schedule 2.05 and (b) any other letter of credit that (i) has been issued by any Issuing Bank (or any Person that substantially concurrently with the effectiveness of the designation of such letter of credit becoming an “Existing Letter of Credit” shall become an Issuing Bank as provided herein) for the account of the Borrower (or (x) subject to the requirements set forth in Section 2.05, any Subsidiary or (y) if such letter of credit was not originally issued for the account of the Borrower or a Subsidiary, the reimbursement obligations of the original account party relating to such letter of credit have been or are assumed in writing by the Borrower pursuant to a Permitted Acquisition or other transaction permitted under this Agreement), and (ii) subject to compliance with the requirements set forth in Section 2.05 as to the currency in which Letters of Credit may be denominated, maximum LC Exposure and expiration of Letters of Credit, and provided that such letter of credit otherwise satisfies all of the requirements of a Letter of Credit under this Agreement, has been designated as an “Existing Letter of Credit” by written notice thereof by the Borrower and such Issuing Bank (or such Person) to the Administrative Agent (which notice shall contain a representation and warranty by the Borrower as of the date thereof that (x) all of the requirements set forth in the foregoing clauses (i) and (ii) and (y) the conditions set forth in Sections 4.02(a) and 4.02(b), in each case, shall be satisfied immediately after giving effect to such designation).

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“Export Controls” means the Arms Export Control Act and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. Department of State, the Export Control Reform Act of 2018 and Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce, and any other U.S. or non-U.S. laws and regulations related to export controls and applicable to the Borrower.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. Any determination that the Fair Market Value of any assets or properties (other than cash or Liquid Investments) is equal to or greater than $20,000,000 shall be made by the board of directors of the Borrower or a duly authorized committee thereof and shall be evidenced by a board resolution certified by a Responsible Officer of the Borrower and, upon the Administrative Agent’s request, delivered to the Administrative Agent.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Covenants” means the covenants set forth in Section 6.11.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Priority Lien” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject.

“First-Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries directly owns more than 50% of such Foreign Subsidiary’s Equity Interests.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the Fiscal Year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

CARRIAGE CREDIT AGREEMENT – Page 19

“Fixed Charge Coverage Ratio” means, for any period of determination, for the Borrower and its Subsidiaries, on a consolidated basis, the ratio of (a) the sum of (i) EBITDA for such period minus (ii) maintenance Capital Expenditures for such period minus (iii) the cash taxes paid during such period plus (iv) any cash tax refunds received during such period, minus (v) Dividends paid in cash during such period to (b) the sum of (i) cash Interest Expense during such period, plus (ii) scheduled and required principal payments during such period in respect of Debt plus, (iii) to the extent not included in subclause (i) or (ii) above of this clause (b), scheduled and required payments made by the Borrower in respect of Deferred Purchase Price for such period.

“Flood Insurance Requirements” means Administrative Agent has received evidence indicating whether the improvements or any part thereof on any real property required to be subject to a Lien in favor of the Administrative Agent are or will be located within a “Special Flood Hazard Area” as designated on maps prepared by the Federal Emergency Management Agency, and, if so, a flood notification form signed by Borrower and evidence that a flood insurance policy or policies are in place for such improvements on the property and contents or other Collateral, as applicable, all in form, substance and amount satisfactory to Administrative Agent and at a minimum in compliance with applicable Flood Laws.

“Flood Laws” means the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Act of 2012, as such statutes may be amended or re-codified from time to time, any substitutions, any regulations promulgated under such Flood Laws, and all other legal requirements relating to flood insurance.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be zero.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary that is not organized under the Laws of the United States, any state thereof or the District of Columbia.

“Funding Account” has the meaning assigned to such term in Section 4.01(i).

“Funding Indemnity Letter” means a letter by and among the Borrower and the Administrative Agent, on behalf of the Lenders, entered into on or prior to the date that is three Business Days prior to the Effective Date pursuant to which the Borrower agrees to compensate the Lenders for certain losses, costs or expenses incurred by such Lender as a result of any failure for any reason to make the Borrowings on the date set forth therein, in the form agreed to by the parties thereto.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

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“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantors” means all Loan Guarantors and all non-Loan Parties who have delivered an Obligation Guaranty, and the term “Guarantor” means each or any one of them individually.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

"Information" has the meaning assigned to such term in Section 9.12.

"Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

"Interest Expense" means, with respect to the Borrower and its Subsidiaries and for any period of determination, the interest expense of the Borrower and its Subsidiaries for such period, whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including all commissions, discounts and other fees and charges owed with respect to debt for borrowed money, letters of credit and bankers' acceptance financing and net costs under any Swap Agreement, all as determined in accordance with GAAP.

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"Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan ), the last Business Day of each March, June, September and December and the Revolving Credit Maturity Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Revolving Credit Maturity Date, and (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period and the Revolving Credit Maturity Date, and (d) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid and the Revolving Credit Maturity Date.

"Interest Period" means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no tenor that has been removed from this definition pursuant to Section 2.13(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, including any Acquisition, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Debt of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

"IRS" means the United States Internal Revenue Service.

"Issuing Bank" means, individually and collectively, each of (a) JPMCB, Regions Bank and Truist Bank and (b) any other Revolving Lender from time to time designated by the Borrower as an Issuing Bank (in each case, through itself or through one of its designated affiliates or branch offices), with the consent of such Revolving Lender and the Administrative Agent, (c) any Person that becomes an Issuing Bank hereunder pursuant to clause (b) of the definition of "Existing Letter of Credit", each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i) and (d) solely with respect to the rights and remedies afforded to an Issuing Bank with respect to the Existing Letter of Credit listed on Schedule 2.05, which was previously issued by Bank of America, N.A., Bank of America, N.A. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

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"Issuing Bank Sublimit[s]" means, as of the Effective Date, (a) $6,250,000, in the case of JPMCB, (b) $4,375,000, in the case of each of Regions Bank and Truist Bank, (c) such amount as shall be designated to the Administrative Agent and the Borrower in writing by an Issuing Bank; provided that any Issuing Bank shall be permitted at any time to increase or reduce its Issuing Bank Sublimit upon providing five (5) days' prior written notice thereof to the Administrative Agent and the Borrower, and (d) the letter of credit amount for the Existing Letter of Credit listed on Schedule 2.05 (which may not be increased, renewed or extended), in the case of Bank of America, N.A,.

"Joinder Agreement" means a Joinder Agreement in substantially the form of Exhibit D or any other form approved in writing by the Administrative Agent.

"JPMCB" means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

"Laws" means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law; provided, that "Laws" excludes Environmental Laws.

"LC Collateral Account" has the meaning assigned to such term in Section 2.05(j).

"LC Disbursement" means any payment made by an Issuing Bank pursuant to a Letter of Credit.

"LC Exposure" at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements relating to Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

"Lender Parent" means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

"Lender-Related Person" has the meaning assigned to such term in Section 9.03(b).

"Lenders" means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.08 or an Assignment and Assumption or otherwise, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender and the Issuing Banks.

"Letters of Credit" means the letters of credit issued pursuant to this Agreement and shall include each Existing Letter of Credit, and the term "Letter of Credit" means any one of them or each of them singularly, as the context may require.

"Letter of Credit Agreement" has the meaning assigned to such term in Section 2.05(b).

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"Liabilities" means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and in the case of Equity Interests or securities, any purchase option, call or similar right of a third party with respect to such Equity Interests or securities.

"Liquid Investments" means (a) direct or indirect obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States; (b) mutual funds investing in securities issued by the United States; (c)(i) negotiable or non-negotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof ("bank debt securities"), issued by (x) any Lender or (y) any other bank or trust company which has either (I) obtained insurance from the Federal Depositor's Insurance Corporation supporting such bank's or trust company's obligation to repay the bank debt securities or (II) a combined capital surplus and undivided profit of not less than $250,000,000 or the Dollar Equivalent thereof, if at the time of deposit or purchase, such bank debt securities are rated not less than "A" (or the then equivalent) by the rating service of S&P or of Moody's, and (ii) commercial paper issued by (x) any Lender or (y) any other Person if at the time of purchase such commercial paper is rated not less than "A-2" (or the then equivalent) by the rating service of S&P or not less than "P-2" (or the then equivalent) by the rating service of Moody's, or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Required Lenders; (d) repurchase agreements relating to investments described in clauses (a) and (c) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $250,000,000 or the Dollar Equivalent thereof, if at the time of entering into such agreement the debt securities of such Person are rated not less than "BBB" (or the then equivalent) by the rating service of S&P or of Moody's; (e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000; (f) investments in state or municipal securities or auction rate securities that are rated A-1 by S&P or P-1 by Moody's, provided that the Borrower has the right to put such securities back to the issuer or seller thereof at least once every 60 days; and (g) such other investments as the Borrower may request and the Administrative Agent may approve in writing, which approval will not be unreasonably withheld, conditioned or delayed.

"Liquidity" means, as of any date of determination, the sum of (a) Unrestricted Cash of the Borrower and its Subsidiaries plus (b) the remainder of (i) the Revolving Commitments, minus (ii) the Aggregate Revolving Exposure.

"Loan Documents" means, collectively, this Agreement, each promissory note issued pursuant to this Agreement, each Letter of Credit Agreement, each Collateral Document, each Compliance Certificate, the Loan Guaranty, any Obligation Guaranty, any intercreditor or subordination agreement, and each other agreement, instrument, document and certificate executed and delivered to, or in favor of, the Administrative Agent or any Lender and including each other pledge, power of attorney, consent, assignment, contract, notice, letter of credit agreement, letter of credit applications and any agreements between the Borrower and an Issuing Bank regarding such Issuing Bank's Issuing Bank Sublimit or the respective rights and obligations between the Borrower and an Issuing Bank in connection with the issuance by such Issuing Bank of Letters of Credit, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the commercial lending facility made available hereunder. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

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"Loan Guarantor" means each Loan Party.

"Loan Guaranty" means Article X of this Agreement.

"Loan Parties" means, collectively, (a) the Borrower, (b) each direct or indirect wholly-owned Domestic Subsidiary that is a Material Subsidiary of the Borrower, other than the Designated Subsidiaries, and (c) each other Subsidiary of the Borrower as are or may from time to time become parties to this Agreement pursuant to Section 5.12 or shall be required to execute and deliver a Joinder Agreement or other guaranty pursuant to Section 5.12; notwithstanding anything herein to the contrary, the term "Loan Party" shall not include (i) any Foreign Subsidiary of the Borrower or a Subsidiary of the Borrower that is held directly or indirectly by a Foreign Subsidiary and (ii) any Unrestricted Subsidiary unless such Unrestricted Subsidiary shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 5.12(b).

"Loans" means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans.

"Long Term Incentive Program" means (i) the Second Amended and Restated 2006 Long Term Incentive Plan of the Borrower, as amended, amended and restated, or supplemented from time to time, (ii) the 2017 Omnibus Incentive Plan, as amended and (iii) any other equity-based compensation plan of the Borrower from time to time in effect and reasonably acceptable to the Administrative Agent.

"Margin Stock" means margin stock within the meaning of Regulations T, U and X, as applicable.

"Material Acquisition" means either (a) a consummated Permitted Acquisition or (b) a series of consummated Permitted Acquisitions occurring in a Measurement Period, in the case of either clause (a) or (b) to the extent that the aggregate cash purchase price is greater than or equal to $50,000,000.

"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or the condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment on the rights and remedies and benefits of the Administrative Agent, the Issuing Banks or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material adverse effect upon the Collateral or the perfection or priority of any material Lien granted under any of the Collateral Documents.

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"Material Subsidiary" means each Subsidiary of the Borrower that, together with its Subsidiaries, (a) is responsible for 2.5% or more of the revenue (as defined by GAAP) of the Borrower and its Subsidiaries on a consolidated basis, as of the end of the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), or (b) has total assets (including Equity Interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of equal to or greater than 2.5% of the total assets of the Borrower and its Subsidiaries, on a consolidated basis as of the end of the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b); provided that if at the end of or for any such most recent period of four consecutive fiscal quarters the combined percentage of (i) the revenue (as defined by GAAP) of all Subsidiaries that would not constitute Material Subsidiaries, together with the revenue of Designated Subsidiaries, would, but for this proviso, equal or exceed 5% of the revenue (as defined by GAAP) of the Borrower and the Subsidiaries on a consolidated basis (excluding the revenue (as defined by GAAP) of such Subsidiaries), or (ii) the total assets of all Subsidiaries of the Borrower that would constitute not Material Subsidiaries, together with the assets of Designated Subsidiaries, would, but for this proviso, equal or exceed 10% of the consolidated total assets of the Borrower and its Subsidiaries (excluding the total assets of such Subsidiaries), then, in each case, one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their percentage of the revenue (as defined by GAAP) of the Borrower and its Subsidiaries on a consolidated basis until such excess shall have been eliminated. Notwithstanding the foregoing, the Borrower may specify any Subsidiary to be a Material Subsidiary, so long as the Borrower and its Subsidiaries are in compliance with the terms and conditions of Section 5.12 in all respects.

"Maturity Date" means each of the Revolving Credit Maturity Date.

"Maximum Rate" has the meaning assigned to such term in Section 9.17.

"Maximum Total Net Leverage Ratio" has the meaning assigned to such term in Section 6.11(a).

"Measurement Period" means, on any date of determination, the most recently completed four Fiscal Quarters of the Borrower and its Subsidiaries.

"Moody's" means Moody's Investors Service, Inc.

"Mortgage" means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

"Mortgaged Property" means any property subject to a lien in favor of the Administrative Agent for the benefit of the Secured Parties granted pursuant to a Mortgage.

"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

"Net Cash Proceeds" means:

(a)           with respect to any asset sale by any Loan Party or any of its Subsidiaries, or any Casualty Event, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Debt under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction and payable to a Person that is not an Affiliate of the Borrower, and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

CARRIAGE CREDIT AGREEMENT – Page 26

(b)           with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Debt by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

"Net Income" means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Net Income shall exclude (a) gains and extraordinary losses from discontinued operations and extraordinary items (including life insurance proceeds) for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower's equity in the net income of any such Person for such Measurement Period shall be included in Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso), and (d) any write-up of assets.

"Net Worth" means, with respect to the Borrower and its Subsidiaries on a consolidated basis and for any time of determination, the sum of (a) the par value (or value stated on the books of the Borrower and its Subsidiaries) of all classes of Equity Interests of the Borrower and its Subsidiaries other than Excluded Equity Interests, (b) the additional paid-in capital of the Borrower and its Subsidiaries allocable to all classes of Equity Interests of the Borrower and its Subsidiaries other than Excluded Equity Interests, and (c) the amount of the surplus and retained earnings, whether capital or earned, of the Borrower and its Subsidiaries, all determined in accordance with GAAP.

"Non-Consenting Lender" has the meaning assigned to such term in Section 9.02(d).

"NPL" means the National Priorities List under CERCLA

"NYFRB" means the Federal Reserve Bank of New York.

"NYFRB Rate" means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term "NYFRB Rate" means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"NYFRB's Website" means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

"Obligated Party" has the meaning assigned to such term in Section 10.02.

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"Obligation Guaranty" means any Guarantee of all or any portion of the Secured Obligations executed and delivered to the Administrative Agent, for the benefit of the Secured Parties, by a guarantor who is not a Loan Party.

"Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, any Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

"Ordinary Course of Business" means, with respect to any transaction involving any Person, the ordinary course of business of such Person consistent with past practices of such Person taken in good faith and not for the purpose of evading any term, provision or restriction of this Agreement or the other Loan Documents.

"Organization Documents" means (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit, or any Loan Document).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

"Outbound Investment Rules" means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

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"Overnight Bank Funding Rate" means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB's Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

"Paid in Full" or "Payment in Full" means, (a) the payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit, or at the discretion of the Administrative Agent a back-up standby letter of credit satisfactory to the Administrative Agent and the applicable Issuing Bank, in an amount equal to 103% of the LC Exposure as of the date of such payment), (c) the payment in full in cash of the accrued and unpaid fees, (d) the payment in full in cash of all reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (e) the termination of all Commitments, and (f) the termination of the Swap Agreement Obligations and the Banking Services Obligations or entering into other arrangements satisfactory to the Secured Parties counterparties thereto.

"Participant" has the meaning assigned to such term in Section 9.04(c).

"Participant Register" has the meaning assigned to such term in Section 9.04(c).

"Payment" has the meaning assigned to such term in Section 8.06(c).

"Payment Notice" has the meaning assigned to such term in Section 8.06(c).

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Pension Funding Rules" means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

"Pension Plan" means any employee pension benefit plan that is maintained or is contributed to by the Borrower and any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

"Permitted Acquisition" has the meaning given to such term in Section 6.02(d).

"Permitted Liens" means each of the Liens permitted pursuant to Section 6.01.

"Permitted Senior Notes Refinancing" means any unsecured refinancing, refunding, exchange, redemption, renewal or extension of the Senior Notes so long as (a) at the time thereof, no Event of Default shall have occurred and be continuing, (b) the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the reasonable premium paid, and fees, original issue discount and expenses reasonably incurred, in connection with such refinancing, (c) the final maturity date of such refinancing, refunding, renewing or extending Debt shall be no earlier than 180 days after the latest Maturity Date and shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Senior Notes, (d) such Debt shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except for customary provisions relating to change of control and asset sales, or to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of the Senior Notes), (e) the terms and conditions of any such refinancing, refunding, renewal or extension (i) are on market terms on the date of issuance (as determined in good faith by the Borrower), and (ii) are not, taken as a whole, more restrictive than the covenants and events of default contained in this Agreement and in the Senior Notes Documents, provided that if such Debt contains any financial maintenance covenants, such covenants shall not be tighter than those contained in this Agreement, (f) the interest rate applicable to any such refinancing, refunding, renewing or extending Debt does not exceed the then applicable market interest rate (as determined in good faith by the Borrower), and (g) the Borrower is the primary obligor with respect to any such refinancing, refunding, redemption, renewal or extension.

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"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any material employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained or contributed by the Borrower or an ERISA Affiliate for Borrower's employees.

"Plan Asset Regulations" means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

"Prepayment Event" means:

(a)           any Disposition Under Section 6.05(d); or

(b)           any Casualty Event occurs.

"Pre-need Obligations" means the liabilities and obligations of the Borrower and its Subsidiaries to perform funeral or cemetery related services or provide funeral or cemetery property, merchandise or inventory pursuant to written contracts with their customers.

"Prime Rate" means the rate of interest last quoted by The Wall Street Journal as the "Prime Rate" in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the "bank prime loan" rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

"Proceeding" means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

"Projections" has the meaning assigned to such term in Section 5.02(j).

"Property" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

"PTE" means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

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"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

"QFC Credit Support" has the meaning assigned to such term in Section 9.21.

"Qualified ECP Guarantor" means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"Qualified Preferred Stock" means Redeemable Preferred Stock that provides (a) for its mandatory redemption on a date, if at all, that is on or after the first anniversary of the Maturity Date, as the same may be extended from time to time, and (b) that no holder of such shares will be entitled to retain or receive Restricted Payments in respect of such shares for a period of not less than 180 days after receipt by such holder of written notice from the Administrative Agent, any Lender or the Borrower that an Event of Default hereunder has occurred and is then continuing and that such payments should be blocked, and indefinitely, for so long as there shall exist any default in the payment of any Obligations, whether by maturity, acceleration, or otherwise, all such provisions to be in form and content reasonably acceptable to the Administrative Agent.

"Real Property" means all real property that was, is now or may hereafter be owned, occupied or otherwise controlled by any Loan Party pursuant to any contract of sale, lease or other conveyance of any legal interest in any real property to any Loan Party.

"Real Property Collateral" means all interests in Real Property (excluding cemeteries) owned by the Borrower or a Domestic Subsidiary that are required to become Collateral in accordance with Section 5.12(c) or Section 5.12(d).

"Real Property Collateral Trigger Event" means that two consecutive Compliance Certificates have been delivered pursuant to Section 5.02(a), each indicating that the Total Net Leverage Ratio is equal to or greater than 4.50 to 1.00; provided that at any time that an Adjusted Covenant Period is in effect, the Real Property Collateral Trigger Event shall only occur if both such Compliance Certificates indicate a Total Net Leverage Ratio equal to or greater than 5.00 to 1.00.

"Recipient" means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

"Redeemable Preferred Stock" means shares of the Borrower's preferred stock which by its terms requires or permits the Borrower to redeem such shares.

"Reference Time" with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (b) if following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate, such Benchmark is Daily Simple SOFR, then four (4) U.S. Government Securities Business Days prior to such setting or (c) if such Benchmark is not the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

"Register" has the meaning assigned to such term in Section 9.04(b).

CARRIAGE CREDIT AGREEMENT – Page 31

"Regulation D" means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

"Regulation T" means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

"Regulation U" means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

"Regulation X" means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person's Affiliates.

"Release" means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

"Relevant Governmental Body" means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB, or, in each case, any successor thereto.

"Relevant Rate" means (i) with respect to any Term Benchmark Borrowing, the Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Daily Simple SOFR, as applicable.

"Report" means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

"Required Lenders" means, subject to Section 2.19, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Article VII or the Commitments terminating or expiring, Lenders having Revolving Exposure and Unfunded Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and Unfunded Commitments at such time; provided that, as long as there are only two Lenders, Required Lenders shall mean both Lenders; provided, further, that, solely for purposes of declaring the Loans to be due and payable pursuant to Article VII, the Unfunded Commitment of each Lender shall be deemed to be zero in determining the Required Lenders; and (b) for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, Lenders having Revolving Exposure representing more than 50% of the Aggregate Revolving Exposure at such time; provided that, in the case of clauses (a) and (b) above, the Revolving Exposure of any Lender that is a Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.19 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unfunded Commitment of such Lender shall be determined on the basis of its Revolving Exposure excluding such excess amount.

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"Requirement of Law" means, with respect to any Person, any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Responsible Officer" means the chief executive officer, president, principal financial officer, principal accounting officer, partner, treasurer, assistant treasurer or controller of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.

"Restricted Payment" means (a) any Dividend, (b) any and all funds, cash or other payments made in respect of the redemption, repurchase or acquisition of any class of Equity Interests, unless such Equity Interests shall be redeemed or acquired through the exchange of such Equity Interests with Equity Interests of the same or another class or options or warrants to purchase such Equity Interests or Equity Interests of another class, or (c) any payment or prepayment of principal, interest, premium or penalty of or in respect of any Subordinated Debt, or any defeasance, redemption, purchase, repurchase or other acquisition or retirement for value, in whole or in part, of any Subordinated Debt except for exchanges of any Subordinated Debt for Equity Interests or options or warrants to purchase any such Equity Interests.

"Reuters" means, as applicable, Thomson Reuters Corp, Refinitiv, or any successor thereto.

"Revolving Borrowing" means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

"Revolving Commitment" means, with respect to each Lender, the amount set forth on the Commitment Schedule opposite such Lender's name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York UCC) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, as such Revolving Commitment may be reduced or increased from time to time pursuant to (a) Section 2.08 and (b) assignments by or to such Lender pursuant to Section 9.04; provided, that at no time shall the Revolving Exposure of any Lender exceed its Revolving Commitment. The initial aggregate amount of the Lenders' Revolving Commitments is $300,000,000.

"Revolving Credit Maturity Date" means, subject to the following proviso, September 30, 2031 or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof; provided that, if the Senior Notes are not refinanced by February 13, 2029 to include a maturity date of December 31, 2031 or later, the Revolving Credit Maturity Date shall instead be February 14, 2029.

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"Revolving Exposure" means, with respect to any Lender, at any time, the sum of the aggregate outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and its Swingline Exposure at such time.

"Revolving Lender" means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

"Revolving Loan" means a Loan made pursuant to Section 2.01(a).

"RFR", when used in reference to any Loan or Borrowing solely following a Benchmark Transition Event and a Benchmark Replacement Date, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Daily Simple SOFR.

"S&P" means Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business.

"Sale and Leaseback Transaction" means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

"Sanctioned Country" means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People's Republic, the so-called Luhansk People's Republic and the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

"Sanctioned Person" means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, His Majesty's Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations or orders).

"Sanctions" means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty's Treasury of the United Kingdom or other relevant sanctions authority.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Secured Obligations" means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Agreement Obligations, in each case, owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of "Secured Obligations" shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

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"Secured Parties" means (a) the Lenders, (b) the Administrative Agent, (c) each Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.

"Security Agreement" means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date of this Agreement, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"SEMS" means the Superfund Enterprise Management System maintained by the United States Environmental Protection Agency.

"Senior Notes" means the Borrower's 4.25% senior unsecured notes due 2029 not to exceed $450,000,000 in original principal amount, issued pursuant to the Senior Notes Indenture and the other Senior Notes Documents.

"Senior Notes Documents" means the Senior Notes, the Senior Notes Indenture, and all agreements, guaranty and instruments executed by the Borrower or any other Loan Party in connection with the Senior Notes or the Senior Notes Indenture.

"Senior Notes Indenture" means the Indenture dated as of May 13, 2021 among the Borrower, the guarantors party thereto and Wilmington Trust, National Association, as Trustee, pursuant to which the Senior Notes are issued.

"SOFR" means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

"SOFR Administrator" means the NYFRB (or a successor administrator of the secured overnight financing rate).

"SOFR Administrator's Website" means the NYFRB's Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

"SOFR Determination Date" has the meaning specified in the definition of "Daily Simple SOFR".

"SOFR Rate Day" has the meaning specified in the definition of "Daily Simple SOFR".

"Solvent" and "Solvency" mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the Ordinary Course of Business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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"Statements" has the meaning assigned to such term in Section 2.17(f).

"Subordinated Debt" means Debt incurred by any Loan Party which by its terms (a) is subordinated in right of payment to the prior payment of the Obligations and (b) contains standstill, interest rate, maturity and amortization, insolvency-related provisions, and other terms in all respects on terms acceptable to the Administrative Agent in its sole reasonable discretion.

"Subordinated Debt Documents" means all agreements (including without limitation intercreditor agreements, instruments and other documents) pursuant to which Subordinated Debt has been or will be issued or otherwise setting forth the terms of any Subordinated Debt.

"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Notwithstanding the foregoing, each of CSI Funeral Services of Massachusetts, Inc., a Massachusetts corporation, Forastiere Family Funeral Service, Inc., a Massachusetts corporation, and Cataudella Funeral Home, Inc., a Massachusetts corporation, shall be deemed to be a Subsidiary. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower; provided an Unrestricted Subsidiary shall not be a Subsidiary.

"Subsidiary Guarantor" means a Subsidiary of the Borrower that is a Loan Party.

"Supported QFC" has the meaning assigned to such term in Section 9.21.

"Swap Agreement" means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

"Swap Agreement Obligations" means any and all obligations of the Loan Parties and their Subsidiaries (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any Swap Agreement permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with a Lender or an Affiliate of a Lender.

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"Swap Obligation" means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

"Swap Termination Value" means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

"Swingline Borrowing" means a borrowing of a Swingline Loan.

"Swingline Commitment" means the amount set forth opposite JPMCB's name on the Commitment Schedule as Swingline Commitment.

"Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding any Swingline Loans made by such Lender in its capacity as a Swingline Lender), adjusted to give effect to any reallocation under Section 2.19 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Revolving Lender that is the Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Revolving Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.

"Swingline Lender" means JPMCB (or any of its designated branch offices or affiliates), in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or an Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMCB in its capacity as Swingline Lender as well.

"Swingline Loan" means a Loan made pursuant to Section 2.04.

"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term Benchmark" when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

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"Term SOFR Determination Day" has the meaning assigned to such term in the definition of "Term SOFR Reference Rate."

"Term SOFR Rate" means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

"Term SOFR Reference Rate" means, for any day and time (such day, the "Term SOFR Determination Day"), and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the "Term SOFR Reference Rate" for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

"Total Debt" means, at any time, an amount equal to Debt of the Borrower and its Subsidiaries.

"Total Net Leverage Ratio" means, as of any date of determination, the ratio of (a) Total Debt as of such date minus Unrestricted Cash of the Borrower on such date in a maximum amount of $35,000,000 to (b) EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

"Transactions" means (a) the execution, delivery and performance by the Borrower and each other Loan Party of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) all other transactions relating to any of the foregoing, including the payment of fees and expenses related to any of the foregoing.

"Trust Accounts" means, collectively, those certain perpetual care trust, pre-need trust, pre-construction trust or other trust arrangements established by the Borrower as required to be established and maintained in accordance with Applicable Law.

"Trust Reserves" means, at the time of any determination thereof, in connection with the Trust Accounts, the aggregate of all amounts required by Applicable Law to be set aside in reserve, trust, escrow or any similar arrangement, and in respect to any jurisdiction in which the Applicable Laws do not require the trusting of any such funds, then 100% of the funds received pursuant to each Trust Account.

"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR or the Alternate Base Rate.

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

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"UK Financial Institutions" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

"Unfunded Commitment" means, with respect to each Lender, the Revolving Commitment of such Lender less its Revolving Exposure.

"Unliquidated Obligations" means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

"Unrestricted Cash" means, at any time, Liquid Investments and cash on hand, in each case, of the Borrower and its Subsidiaries that are Loan Parties, that meets each of the following requirements: such Liquid Investment or cash on hand is (a) denominated in dollars, (b) not subject to any Lien, except (i) a banker's Lien or right of setoff pursuant to customary deposit arrangements and (ii) Liens to secure the Secured Obligations (but not in a LC Collateral Account or otherwise specifically designated as cash collateral hereunder), (c) not subject to any restriction as to its use, (d) located in the United States in a deposit account or securities account located at the Administrative Agent, (e) not being held for use for any anticipated investment, payment or other specific purpose and (f) if cash on hand, such cash is included in "cash" and not "restricted cash" on the consolidated balance sheets of the Borrower.

"Unrestricted Subsidiary" means any Person so designated by the Borrower in writing to the Administrative Agent in accordance with Section 6.18; provided that a majority of such Person's outstanding Voting Shares, but less than 100% of such Voting Shares, is owned by the Borrower or one or more of its Subsidiaries.

"U.S." means the United States of America.

"U.S. Government Securities Business Day" means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

"U.S. Person" means (a) for purposes of Sections 3.28 and 6.19 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (b) for all other purposes, a "United States person" within the meaning of Section 7701(a)(30) of the Code.

"U.S. Special Resolution Regime" has the meaning assigned to such term in Section 9.21.

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"U.S. Tax Compliance Certificate" has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3).

"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

"Voting Shares" of any Person means Equity Interests of any class or classes having ordinary voting power for the election of at least a majority of the members of the board of directors, managing general partners or the equivalent governing body of such Person, irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency.

"Weighted Average Life to Maturity" means, when applied to any Debt, at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal of such Debt.

"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02           Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Term Benchmark Loan" or an "RFR Loan") or by Class and Type (e.g., a "Term Benchmark Revolving Loan" or an "RFR Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing")or by Type (e.g., a "Term Benchmark Borrowing" or an "RFR Borrowing") or by Class and Type (e.g., a "Term Benchmark Revolving Borrowing" or an "RFR Revolving Borrowing").

Section 1.03           Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "law" shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase "at any time" or "for any period" shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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Section 1.04           Accounting Terms; GAAP.

(a)           Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date of this Agreement there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 10 25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Loan Party, the Borrower or any Subsidiary at "fair value", as defined therein and (ii) without giving effect to any treatment of Debt.

(b)           under Financial Accounting Standards Board Accounting Standards Codification 470 20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof.

(c)           Notwithstanding anything to the contrary contained in Section 1.04(a), any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) ("FAS 842"), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

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Section 1.05           Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06           Pro Forma Adjustments for Acquisitions and Dispositions. To the extent the Borrower or any Subsidiary makes any Acquisition permitted pursuant to Section 6.02 or Disposition outside the ordinary course of business permitted by Section 6.05 during a Measurement Period, EBITDA, the Total Net Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the Disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer), as if such acquisition or such Disposition (and any related incurrence, repayment or assumption of Debt) had occurred in the first day of such four-quarter period.

Section 1.07           Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Debt, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Debt and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt. Without limiting the foregoing, the Secured Obligations are hereby designated as "senior indebtedness" and as "designated senior indebtedness" and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Debt is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Debt in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt.

Section 1.08           Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or law or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be "outstanding" and "undrawn" in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Banks and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

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Section 1.09           Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE CREDITS

Section 2.01           Commitments.

(a)           Subject to the terms and conditions set forth herein, each Revolving Lender severally (and not jointly) agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.09(a)) in (i) such Lender's Revolving Exposure exceeding such Lender's Revolving Commitment or (ii) the Aggregate Revolving Exposure exceeding the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02           Loans and Borrowings.

(a)           Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(b)           Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith, provided that in the event the Borrower requests a Term Benchmark Borrowing to be made on the Effective Date such Borrowing Request shall be accompanied by a Funding Indemnity Letter. Each Swingline Loan shall be an ABR Loan.

(c)           At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Term Benchmark Borrowings and RFR Borrowings outstanding.

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(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

Section 2.03           Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request to the Administrative Agent through Electronic System or the Approved Borrower Portal, in each case to the extent arrangements for doing so have been approved by the Administrative Agent, (a) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than noon, Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower; provided that, if such Borrowing Request is submitted through the Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent; further provided that, a Borrowing Request delivered by the Borrower may be expressly conditioned in writing upon the consummation of any transaction or any event, in which case, such Borrowing Request shall be revoked or extended if such event or transaction does not occur or is delayed, but the Borrower will be required to make a payment of any break funding expenses under Section 2.15. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)           the Class of Borrowing, the aggregate amount of the requested Borrowing, and a breakdown of the separate wires comprising such Borrowing (including the account number and location of each account into which funds are to be deposited);

(i)            the date of such Borrowing, which shall be a Business Day;

(ii)           whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iii)          in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period."

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

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Notwithstanding the foregoing, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, in no event shall the Borrower be permitted to request an RFR Loan pursuant to this Section 2.03 (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.13(a) and 2.13(f)).

Section 2.04           Swingline Loans.

(a)           Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Swingline Lender may agree, but shall have no obligation, to make Swingline Loans to the Borrower, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Lender's Swingline Commitment, (ii) the Swingline Lender's Revolving Exposure exceeding its Revolving Commitment, or (iii) the Aggregate Revolving Exposure exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request through Electronic System or the Approved Borrower Portal, in each case to the extent arrangements for doing so have been approved by the Administrative Agent, not later than noon, Chicago time, on the day of a proposed Swingline Loan. Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower, to the extent the Swingline Lender elects to make such Swingline Loan by means of a credit to the Funding Account(s) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.17(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 2:00 p.m., Chicago time, on the requested date of such Swingline Loan. All Swingline Loans shall be ABR Borrowings.

(b)           The Swingline Lender may by written notice given to the Administrative Agent require the Revolving Lenders to acquire participations in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received (x) by 11:00 a.m., Chicago time, on a Business Day, no later than 4:00 p.m., Chicago time on such Business Day and (y) after 11:00 a.m., Chicago time, on a Business Day, no later than 9:00 a.m., Chicago time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

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Section 2.05           Letters of Credit.

(a)           General. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue standby Letters of Credit denominated in dollars as the applicant thereof for the support of its or its Subsidiaries' obligations, in a form reasonably acceptable to such Issuing Bank, at any time and from time to time during the Availability Period; provided no Issuing Bank shall be under any obligation to issue a Letter of Credit that would result in more than a total of twenty (20) Letters of Credit outstanding.

(b)           Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit through Electronic System or the Approved Borrower Portal, in each case to the extent arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than two (2) Business Days) a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the respective Issuing Bank and using such Issuing Bank's standard form (each, a "Letter of Credit Agreement"). In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the aggregate LC Exposure shall not exceed $15,000,000 (excluding the LC Exposure attributable to the Existing Letter of Credit listed on Schedule 2.05), (ii) no Revolving Lender's Revolving Exposure shall exceed its Revolving Commitment and (iii) the Aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank's Issuing Bank Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrower may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) above.

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An Issuing Bank shall not be under any obligation to issue, amend or extend any Letter of Credit if:

(i)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or request that such Issuing Bank refrain from issuing, amending or extending such Letter of Credit, or any Requirement of Law relating to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, or

(ii)           the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c)           Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, including, without limitation, any automatic renewal provision, one year after such extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date.

(d)           Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason, including after the Maturity Date. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender acknowledges and agrees that its obligations to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

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(e)           Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Chicago time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is received after 9:00 a.m., Chicago time, on the day of receipt; provided that, if such LC Disbursement is greater than or equal to $1,000,000 the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan, as applicable. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof, and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank, as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)           Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Revolving Lenders, nor any Issuing Bank, or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

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(g)           Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by fax or through Electronic System) of such demand for payment if such Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)           Interim Interest. If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.

(i)           Replacement and Resignation of an Issuing Bank.

(i)           An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (A) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (B) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit (including any Existing Letter of Credit).

(ii)           Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days' prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.05(i)(i) above.

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(j)           Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 66 2/3% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account or accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the "LC Collateral Account"), an amount in cash equal to 103% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Sections 7.01(f) or (g). The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Sections 2.10(b) or 2.19. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remains outstanding after the expiration date specified in said paragraph (c), the Borrower shall immediately deposit in the LC Collateral Account an amount in cash equal to 103% of such LC Exposure as of such date plus any accrued and unpaid interest thereon. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account and all moneys or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 66 2/3% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.

(k)           Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions and amendments, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends or extends any Letter of Credit, the date of such issuance, amendment or extension, and the stated amount of the Letters of Credit issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l)           Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the "account party," "applicant," "customer," "instructing party," or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower's business derives substantial benefits from the businesses of such Subsidiaries.

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Section 2.06           Funding of Borrowings.

(a)           Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 2:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender's Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower each severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of the Borrower, the interest rate applicable to ABR Revolving Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing; provided, that any interest received from the Borrower by the Administrative Agent during the period beginning when Administrative Agent funded the Borrowing until such Lender pays such amount shall be solely for the account of the Administrative Agent.

Section 2.07           Interest Elections.

(a)           Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by submitting an Interest Election Request to the Administrative Agent through Electronic System or the Approved Borrower Portal, in each case to the extent arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower; provided that, if such Interest Election Request is submitted through the Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.

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(c)           Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)          if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to (i) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d), or (ii) request pursuant to this Section 2.07(c), prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.13(a) and 2.13(f)).

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender's portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing or an RFR Borrowing and (ii) unless repaid, (A) each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) each RFR Borrowing shall be converted to an ABR Borrowing on the next Interest Payment Date.

Section 2.08           Termination and Reduction of Commitments; Increase in Commitments.

(a)           Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Credit Maturity Date.

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(b)           The Borrower may at any time terminate the Revolving Commitments upon Payment in Full of the Secured Obligations (other than clause (e) of such defined term, which will be satisfied by the election to terminate the Commitments).

(c)           The Borrower may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, (A) any Lender's Revolving Exposure would exceed such Lender's Revolving Commitment or (B) the Aggregate Revolving Exposure would exceed the aggregate Revolving Commitments.

(d)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(e)           The Borrower shall have the right to increase the Revolving Commitments by obtaining additional Revolving Commitments either from one or more of the Lenders or another lending institution, provided that (A) any such request for an increase in the Revolving Commitments shall be in a minimum amount of $20,000,000, (B) the Borrower may make a maximum of five (5) such requests, (C) after giving effect thereto, the sum of the total of the additional Revolving Commitments during the term of this Agreement does not exceed an amount equal to $100,000,000, (D) the Administrative Agent, the Swingline Lender and each Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, conditioned or delayed; provided, that the Administrative Agent shall have received satisfactory KYC on such Lender in any event, (E) any such new Lender assumes all of the rights and obligations of a "Lender" hereunder, and (F) the procedures described in this Section 2.08((e) through (h)) below have been satisfied. Nothing contained in this Section 2.08 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder at any time.

(f)           Any amendment hereto for such an increase or addition in the Revolving Commitments shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrower and each Lender being added or increasing its Revolving Commitment, which amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.08, subject only to the approval of all Lenders if any such increase or addition would cause the Revolving Commitments to exceed $400,000,000. As a condition precedent to such an increase or addition in the Revolving Commitments, the Borrower shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase in the Revolving Commitments, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase or addition in the Revolving Commitments, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects, (2) no Default or Event of Default exists or would result therefrom and (3) the Borrower is in compliance (on a pro forma basis) with the covenants contained in Section 6.11 and (ii) legal opinions and documents consistent with those delivered on the Effective Date, to the extent requested by the Administrative Agent.

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(g)           On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Revolving Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender's portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03 (unless waived by the Administrative Agent in writing in its reasonable discretion). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term Benchmark Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.15 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

Section 2.09           Repayment and Amortization of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan and all other Obligations on the Revolving Credit Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Loan shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Debt of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, if any, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

CARRIAGE CREDIT AGREEMENT – Page 54

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns), in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

Section 2.10           Prepayment of Loans.

(a)           The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section and, if applicable, payment of any break funding expenses under Section 2.15.

(b)           In the event and on such occasion that the Aggregate Revolving Exposure exceeds the aggregate Revolving Commitments, the Borrower shall prepay, on demand, the Revolving Loans, LC Exposure and/or Swingline Loans (or, if no such Borrowings are outstanding, deposit cash collateral in the LC Collateral Account in accordance with Section 2.05(j)) in an aggregate amount equal to such excess.

(c)           In the event and on each occasion that (x) a Default has occurred and is in existence and (y) any Net Cash Proceeds are received by or on behalf of any Loan Party or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within three (3) Business Days after such Net Cash Proceeds are received by any Loan Party or Subsidiary, prepay the Obligations and cash collateralize the LC Exposure as set forth in Section 2.10(d) below in an aggregate amount equal to 100% of such Net Cash Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term "Prepayment Event", if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Cash Proceeds from such event (or a portion thereof specified in such certificate), within 270 days after receipt of such Net Cash Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds specified in such certificate, provided that to the extent of any such Net Cash Proceeds that have not been so applied by the end of such 270 day period, a prepayment shall be required at such time in an amount equal to such Net Cash Proceeds that have not been so applied; further provided that if a definitive agreement relating to such purchase shall have been executed (as certified by the Borrower in writing to the Administrative Agent) within such 270 day period, such period may be extended by an additional 90 days; provided, further, that the Borrower shall not be permitted to make elections to use Net Cash Proceeds to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) with respect to Net Cash Proceeds in any fiscal year in an aggregate amount in excess of $20,000,000.

(d)           All prepayments made pursuant to Section 2.10 shall be applied if made with respect to the Revolving Loans (including the Swingline Loans), to prepay such Loans in accordance with the Lenders' respective Applicable Percentages without a corresponding reduction in the Revolving Commitments or the Swingline Commitment, as applicable and to cash collateralize outstanding LC Exposure.

CARRIAGE CREDIT AGREEMENT – Page 55

(e)           The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by email) or through Electronic System or the Approved Borrower Portal, in each case to the extent arrangements for doing so have been approved by the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender), of any prepayment under this Section: (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 10:00 a.m., Chicago time, three (3) U.S. Government Securities Business Days before the date of prepayment, (ii) in the case of prepayment of an RFR Revolving Borrowing, not later than 10:00 a.m., Chicago time, five (5) U.S. Government Securities Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., Chicago time, one (1) Business Day before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (x) accrued interest to the extent required by Section 2.12 and (y) break funding payments pursuant to Section 2.15.

(f)           Senior Note Prepayments. Notwithstanding anything in this Section 2.10 to the contrary, (i) if, following the occurrence of any asset sale or other disposition by any Loan Party or any of its Subsidiaries, the Borrower is required under any Senior Notes Documents or any Permitted Senior Notes Refinancing to commit by a particular date (a "Commitment Date") to apply or cause its Subsidiaries to apply an amount equal to the net proceeds thereof in a particular manner, or to apply by a particular date (an "Application Date") an amount equal to any such net proceeds in a particular manner, in either case in order to excuse the Borrower from being required to make an offer to repurchase (or otherwise redeem or prepay) any Senior Notes pursuant to any such Senior Note Documents or any Permitted Senior Notes Refinancing, and the Borrower shall have failed to so commit or to so apply an amount equal to such net proceeds at least thirty (30) days before the applicable Commitment Date or Application Date, as the case may be, or (ii) if the Borrower at any other time shall have failed to apply or commit or cause to be applied an amount equal to any such net proceeds, and, within thirty (30) days thereafter assuming no further application or commitment of an amount equal to such net proceeds the Borrower would otherwise be required to make an offer to repurchase (or otherwise redeem or prepay) in respect thereof, then in either such case the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to such net proceeds to be applied to the payment of the Loans and LC Disbursements and to cash collateralize the remaining LC Exposure in the manner set forth in Section 2.10 in such amounts as shall excuse the Borrower from making such repurchase offer (or other applicable redemption or prepayment).

CARRIAGE CREDIT AGREEMENT – Page 56

Section 2.11           Fees.

(a)           The Borrower agrees to pay to the Administrative Agent a commitment fee for the account of each Revolving Lender, which shall accrue at the Applicable Rate on the daily amount of the undrawn portion of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders' Revolving Commitments terminate; it being understood that the LC Exposure of a Lender shall be included and the Swingline Exposure of a Lender shall be excluded in the drawn portion of the Revolving Commitment of such Lender for purposes of calculating the commitment fee. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth (15th) day following such last day and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date of this Agreement; provided that any commitment fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Revolving Commitments terminate).

(b)           The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in each outstanding Letter of Credit, which shall accrue on the daily maximum stated amount then available to be drawn under such Letter of Credit at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans, during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate of 0.125% per annum on the daily maximum stated amount then available to be drawn under such Letter of Credit, during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank's standard fees and commissions with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing Bank relating to Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth (15th) day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)           All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.12           Interest.

(a)           The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the sum of Alternate Base Rate plus the Applicable Rate.

(b)           The Loans comprising each Term Benchmark Borrowing shall bear interest at a rate per annum equal to the sum of the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

CARRIAGE CREDIT AGREEMENT – Page 57

(c)           Each RFR Loan shall bear interest at a rate per annum equal to the sum of the Adjusted Daily Simple SOFR plus the Applicable Rate.

(d)           Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of "each Lender affected thereby" for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% per annum plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% per annum plus the rate applicable to such fee or other obligation as provided hereunder, in each case, (x) for any Event of Default under Section 7.01(a), Section 7.01(b) (as it relates to Article VI), Section 7.01(f) and Section 7.01(g) or any Event of Default that results in an automatic application of a default rate of interest, as of the first date that any such Event of Default occurred and (y) for any other Event of Default, as of the date of the applicable notice.

(e)           Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)           Interest computed by reference to the Term SOFR Rate or Daily Simple SOFR or the Alternate Base Rate (except when based on the Prime Rate) hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case, interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Adjusted Daily Simple SOFR, Daily Simple SOFR, Adjusted Term SOFR Rate or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13           Alternate Rate of Interest.

(a)           Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13, if:

(i)           the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including, because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

CARRIAGE CREDIT AGREEMENT – Page 58

(ii)           the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, the Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing; then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower's receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above on such day or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or (ii) above on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b)           Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a "Loan Document" for purposes of this Section 2.13), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

CARRIAGE CREDIT AGREEMENT – Page 59

(c)           Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)           The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e)           Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of "Interest Period" for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of "Interest Period" for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)           Upon the Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Borrowing or conversion to or continuation of Term Benchmark Loans or (ii) an RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.13, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Loan so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event on such day or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

CARRIAGE CREDIT AGREEMENT – Page 60

Section 2.14           Increased Costs.

(a)           If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank;

(ii)           impose on any Lender or Issuing Bank or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or Issuing Bank's capital or on the capital of such Lender's or Issuing Bank's holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or Issuing Bank's policies and the policies of such Lender's or Issuing Bank's holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company for any such reduction suffered.

(c)           A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or Issuing Bank's intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

CARRIAGE CREDIT AGREEMENT – Page 61

Section 2.15           Break Funding Payments. (a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(e) and is revoked in accordance therewith), or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or 9.02(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

(b)           With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(e) and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or 9.02(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

(c)           A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.16           Withholding of Taxes; Gross-Up.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

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(c)           Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)           Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)           Status of Lenders.

(i)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

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(A)           any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(2)           in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 (or any other form approved in writing by the Administrative Agent) to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)           to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3 (or any other forms approved in writing by the Administrative Agent), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 (or any other form approved in writing by the Administrative Agent) on behalf of each such direct and indirect partner;

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(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)           Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Secured Obligations).

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(i)            Defined Terms. For purposes of this Section 2.16, the term “applicable law” includes FATCA.

Section 2.17           Payments Generally; Allocation of Proceeds; Sharing of Setoffs.

(a)           The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its applicable office or offices as described in the Administrative Questionnaire provided by the Administrative Agent to the Borrower from time to time, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)           All payments and any proceeds of Collateral received by the Administrative Agent (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.10) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent, the Swingline Lender and the Issuing Banks from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, and to pay any amounts owing in respect of Swap Agreement Obligations and Banking Services Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.21, ratably, and fifth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender from the Borrower or any other Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term Benchmark Loan of a Class, except (x) on the expiration date of the Interest Period applicable thereto, or (y) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.15. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations. Notwithstanding the foregoing, Secured Obligations arising under Banking Services Obligations or Swap Agreement Obligations shall be excluded from the application described above and paid in clause fifth if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreements.

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(c)           At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder, whether made following a request by the Borrower pursuant to Section 2.03 or Section 2.04 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans), and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03 or Section 2.04, as applicable, and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)           If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)           Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Administrative Agent pursuant to Section 2.10(e)), notice from the Borrower that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

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(f)            The Administrative Agent may from time to time provide the Borrower with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

Section 2.18           Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.14 or 2.16) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and in circumstances where their consent would be required under Section 9.04, the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

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Section 2.19           Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the Unfunded Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)           any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.17(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (ii) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c)           such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document; provided that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

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(d)           if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)            all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than, in the case of a Defaulting Lender that is a Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Banks, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii)           if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)           if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.11(a) and 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)            if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e)           so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19 (d), and Swingline Exposure related to any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

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In the event that each of the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.20           Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.

Section 2.21           Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary or Affiliate of a Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary or Affiliate thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.17(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed. For the avoidance of doubt, so long as JPMCB or its Affiliate is the Administrative Agent, neither JPMCB nor any of its Affiliates providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary or Affiliate of a Loan Party shall be required to provide any notice described in this Section 2.21 in respect of such Banking Services or Swap Agreements.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that (and where applicable, agrees):

Section 3.01           Existence, Qualification and Powers. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate, limited liability company or similar power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

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Section 3.02           Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

Section 3.03           Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any Loan Party of any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the nature thereof) or (d) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) the authorizations, approvals, actions, notices and filings listed on Schedule 3.03, all of which have been duly obtained, taken, given or made and are in full force and effect, and (ii) those authorizations, approvals, actions, notices and filings in connection with the grant, perfection, maintenance or enforcement of Liens in respect of the Collateral that are customary for transactions of this type or for which the failure to obtain could not reasonably be expected to have a Material Adverse Effect.

Section 3.04           Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor’s rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 3.05           Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Debt.

(b)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

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(c)           The consolidated balance sheets of the Borrower and its Subsidiaries as at June 30, 2026, and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the three months then ended, certified by the principal accounting officer or treasurer of the Borrower, copies of which have been furnished to the Lenders, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date and the consolidated results of operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP (subject to the absence of footnotes and normal year-end audit adjustments). Schedule 3.05 sets forth all material indebtedness and operating leases of the Borrower and its Subsidiaries as of the date set forth thereon.

(d)           The consolidated forecasted balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 5.01 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in the opinion of the Borrower in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of their future financial condition and performance.

Section 3.06           Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries, or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect. As of the Effective Date, all material litigation is listed on Schedule 3.06, and as of Effective Date, there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described in Schedule 3.06.

Section 3.07           No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.08           Ownership of Property; Liens; Investments.

(a)           Each Loan Party and each of its Subsidiaries has good record and saleable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           As of the Effective Date, Schedule 3.08(b) sets forth a complete and accurate list of all Liens on the property or assets of the Borrower and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and a general description of the property or assets of such Loan Party or such Subsidiary subject thereto, except for Liens arising by operation of Law and Liens of the type listed in Section 6.01(f). The property of the Borrower and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 3.08(b), and as otherwise permitted by Section 6.01.

(c)           As of the Effective Date, Schedule 3.08(c) sets forth a complete and accurate list of all real property owned by the Borrower and each of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book value thereof. The Borrower and each of its Subsidiaries has good, saleable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

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(d)           (i)            As of the Effective Date, Schedule 3.08(d)(i) sets forth a complete and accurate list of all leases of real property under which the Borrower or any Subsidiary is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such material lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(ii)           As of the Effective Date, Schedule 3.08(d)(ii) sets forth a complete and accurate list of all leases of real property under which the Borrower or any Subsidiary is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such material lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(e)           As of the Effective Date, Schedule 3.08(e) sets forth a complete and accurate list of all Investments held by the Borrower or any Subsidiary (except those Investments in the Borrower or Subsidiaries set forth on Schedule 3.13), showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

Section 3.09           Environmental Compliance.

(a)           The Borrower and its Subsidiaries periodically conduct in the Ordinary Course of Business a review of the effect of existing Environmental Laws and, to the extent applicable, claims received by the Borrower or any of its Subsidiaries alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and any such claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except as disclosed on Schedule 3.09, none of the properties currently owned or operated by the Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or SEMS or any analogous state list; to the knowledge of the Borrower after due and diligent investigation, there are no underground storage tanks and no above-ground storage tanks, surface impoundments, pits, or lagoons in which Hazardous Materials are being or, to the knowledge of the Borrower after due and diligent investigation, have been treated, stored or disposed on any property currently owned or operated by the Borrower or any of its Subsidiaries; in each case above that would reasonably be expected to have a Material Adverse Effect; there is no asbestos or asbestos-containing material in a damaged condition on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been Released on any property currently owned or operated by the Borrower or any of its Subsidiaries in any manner that would reasonably be expected to have a Material Adverse Effect.

(c)           Except as disclosed on Schedule 3.09, neither the Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or as required pursuant to the legally enforceable order of any Governmental Authority or any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported from, any property currently owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to have a Material Adverse Effect.

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Section 3.10           Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 3.11           Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

Section 3.12           ERISA Compliance.

(a)           Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, except for failures to be in compliance that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan subject to the letter is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS.

(b)           There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           Except as would not reasonably be expected to constitute or result in a Material Adverse Effect, individually or in the aggregate (i) no ERISA Event has occurred, and neither Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA. No Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists with respect to a Pension Plan that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(d)           Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any material unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Effective Date, those listed on Schedule 3.12(d) hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

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(e)           The Borrower represents and warrants as of the Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement, subject to Section 8.09.

Section 3.13           Subsidiaries; Equity Interests; Loan Parties. As of the Effective Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 3.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are, with respect to Subsidiaries that are corporations, fully paid and non-assessable, and no liability will attach to the holders of such Equity Interests solely by reason of ownership of such Equity Interests, and all such Equity Interests are owned by a Loan Party in the amounts specified on Part (b) of Schedule 3.13 free and clear of all Liens except those created under the Collateral Documents and Liens of the type described by Section 6.01(b). As of the Effective Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 3.13. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable. Set forth on Part (c) of Schedule 3.13 is a complete and accurate list of all Loan Parties, showing as of the Effective Date (as to each Loan Party) the jurisdiction of its organization, the address of its principal place of business and its U.S. taxpayer identification number. As of the Effective Date, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(c) is a true and correct copy of each such document, each of which is valid and in full force and effect. As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 3.14           Margin Regulations; Investment Company Act.

(a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 5.01 or Section 5.05 or subject to any restriction contained in any agreement or instrument between the Borrower and the Lender or any Affiliate of the Lender relating to Debt and within the scope of Section 7.01(e) will be Margin Stock.

(b)           None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.15           Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent and the Lenders in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time.

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Section 3.16           Compliance with Laws. Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.17           Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and Schedule 3.17 sets forth a complete and accurate list of all such material intellectual property rights owned or used by the Borrower and its Subsidiaries as of the Effective Date. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes in any material respect upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.18           Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 3.19           Casualty, Etc. Neither the businesses nor the properties of the Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.20           Labor Matters. Except as disclosed on Schedule 3.20, as of the Effective Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries and none of the Borrower or any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, in either case that could reasonably be expected to have a Material Adverse Effect.

Section 3.21           Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Lender a legal, valid and enforceable First Priority Lien (subject to Permitted Liens) on all right, title and interest of the respective parties thereto in the Collateral described therein. Except for filings completed on or prior to the Effective Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

Section 3.22           Anti-Corruption Laws and Sanctions and Export Controls. Each Loan Party has implemented and maintains in effect policies and procedures designed to achieve compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Export Controls and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws, Export Controls and applicable Sanctions in all material respects. None of (a) any Loan Party, any Subsidiary, or any of their respective directors, officers or, to the knowledge of any such Loan Party or Subsidiary, employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws, Export Controls or Sanctions applicable to any party hereto.

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Section 3.23           Common Enterprise. The operations of the Borrower and its Subsidiaries require financing on a basis such that the credit supplied can be made available from time to time to the Borrower and various of its Subsidiaries, as required for the continued successful operation of the Borrower and its Subsidiaries as a whole. The Borrower has requested the Lender to make credit available hereunder primarily for the purposes set forth in Section 5.11 and generally for the purposes of financing the operations of the Borrower and its Subsidiaries. The Borrower and each of its Subsidiaries expects to derive benefit (and the Board of Directors of the Borrower and the Board of Directors or similar governing body of each of its Subsidiaries has determined that such Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by the Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of the Borrower and each of its Subsidiaries is dependent on the continued successful performance of the functions of the group as a whole. The Borrower acknowledges that, but for the agreement by each of the Guarantors to execute and deliver its respective Guaranty, the Administrative Agent and the Lenders would not have made available the credit facilities established on the terms set forth herein.

Section 3.24           Collateral; Perfection of Liens and Security Interests. Payment of the Secured Obligations is or by the Effective Date will be (a) guaranteed by each Guarantor and (b) secured by properties and assets of the Borrower and the Guarantors, including (i) a perfected security interest in 100% of the Covered Equity Interests of each Domestic Subsidiary, (ii) a perfected security interest in certain existing and future personal property of the Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, trade names, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash; provided, however, that a security interest in bank accounts, cash and Liquid Investments shall not be required to be perfected unless an Event of Default shall have occurred and be continuing, (iii) to the extent required by Sections 5.12(c) or 5.12(d), a perfected Lien pursuant to Mortgages on the Real Property (excluding cemeteries) owned by the Borrower or a Domestic Subsidiary, and (iv) a first priority perfected security interest in 66% of the Equity Interests of any First-Tier Foreign Subsidiary of the Borrower. Other than as set forth in Section 3.24(b)(ii) and Section 3.24(b)(iii), each of the foregoing, and each other piece of Collateral, is subject to a perfected First Priority Lien securing the Secured Obligations, subject to Permitted Liens.

Section 3.25           Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 3.26           Covered Entities. No Loan Party is a Covered Entity.

Section 3.27           Designation as Senior Debt. The Obligations constitute “Designated Senior Indebtedness” or any similar designation (with respect to indebtedness that having the maximum rights as “senior debt”) under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

Section 3.28           Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (a) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (b) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (c) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

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ARTICLE IV
CONDITIONS

Section 4.01           Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel, Winstead PC) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) and (ii) duly executed copies of the other Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.09 payable to the order of each such requesting Lender.

(b)           Opinion. The Administrative Agent (or its counsel, Winstead PC) shall have received a written opinion of the Loan Parties’ counsel, including a no-conflict opinion with the Senior Notes, addressed to the Administrative Agent, the Issuing Banks and the Lenders, all in form and substance satisfactory to the Administrative Agent and its counsel.

(c)           Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the 2023, 2024 and 2025 fiscal years, (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the audited, consolidated financial statements described in clause (i) of this paragraph and (iii) satisfactory Projections through 2031.

(d)           Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Borrower, its Financial Officers, and (C) subject to Section 5.17, contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of each Loan Party from the appropriate governmental officer in such jurisdiction; provided, any such certificate(s) due from the Texas Comptroller of Public Accounts may be satisfied with a printout of an electronic search of such office’s records which shows that the applicable Person’s status with respect to its right to transact business in Texas is “active;”.

(e)           No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Borrower, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct as of such date, (iii) certifying that (A) the Secured Obligations constitute “Permitted Indebtedness” under the Senior Notes, (B) the terms and conditions of the Loan Documents are permitted by the Senior Notes and (C) the terms and conditions of the Loan Documents do not conflict with the terms and conditions of the Senior Notes and (iv) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.

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(f)            Fees. The Lenders and the Administrative Agent (and its counsel (however, confirmation of receipt of funds by such counsel shall not be a condition precedent)) shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts owing to the Lenders and the Administrative Agent will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

(g)           Lien Searches. The Administrative Agent shall have received the results of a recent lien search in the jurisdiction of organization of each Loan Party and each jurisdiction where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Permitted Liens or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(h)           Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for all existing Debt, including, but not limited to the credit facility agented by Bank of America, N.A., required to be repaid and which confirms that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Debt shall have been cash collateralized or supported by a Letter of Credit.

(i)            Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account of the Borrower (the “Funding Account”) to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement; provided that, on the Effective Date, proceeds of any Borrowings will be sent, first, to repay all existing Indebtedness as further described in the credit facility agented by Bank of America, N.A., and, second, any remaining proceeds from such Borrowings will then be sent as set forth in a funds flow agreed to by the Administrative Agent and the Borrower.

(j)            Collateral Access. The Administrative Agent shall have received each Collateral Access Agreement required to be provided pursuant to Security Agreement.

(k)           Solvency. The Administrative Agent shall have received a solvency certificate signed by a Financial Officer dated the Effective Date in form and substance reasonably satisfactory to the Administrative Agent.

(l)            Pledged Equity Interests; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(m)           Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), shall be in proper form for filing, registration or recordation.

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(n)           Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of this Agreement and the Security Agreement.

(o)           Letter of Credit Application. The Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable) if the issuance of a Letter of Credit will be required on the Effective Date.

(p)           Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.

(q)           USA PATRIOT Act, Etc. (i) The Administrative Agent shall have received, (x) at least five (5) days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Effective Date, and (y) a properly completed and signed IRS Form W 8 or W-9, as applicable, for each Loan Party, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(r)            Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, any Issuing Bank, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrower, the Lenders and the Issuing Banks of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., Chicago time, on September 30, 2026 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02           Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects), and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 3.05(a) and (c) shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.01(a) and (b), respectively.

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(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)           After giving effect to any Revolving Borrowing or the issuance, amendment or extension of any Letter of Credit, the aggregate Revolving Commitments minus the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings) shall not be less than zero.

Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue, amend or extend, or cause to be issued, amended or extended, any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending or extending, or causing the issuance, amendment or extension of, any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V
AFFIRMATIVE COVENANTS

Until all of the Secured Obligations shall have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 5.01           Financial Statements. The Borrower shall deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a)           as soon as available, but in any event within 95 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ended 2026), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)           as soon as available, but in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower (commencing with the Fiscal Quarter ended September 30, 2026), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

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As to any information contained in materials furnished pursuant to Section 5.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein. At any time that the assets or operations of Unrestricted Subsidiaries, Designated Subsidiaries and other non-Loan Party Subsidiaries, if any, that taken as a whole equal or exceed 15% of the consolidated assets or operations of the Borrower and its Subsidiaries (excluding the total assets of such Subsidiaries), then the annual and quarterly financial information required by Section 5.01(a) and (b) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, or in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Borrower and its Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries, Designated Subsidiaries and other Subsidiaries of the Borrower that are not Loan Parties.

Section 5.02          Certificates; Other Information. The Borrower shall deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a)           concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and (b), (commencing with the delivery of the financial statements for the Fiscal Quarter ended September 30, 2026), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, together with, to the extent that any Acquisitions were consummated during the Fiscal Quarter covered by such Compliance Certificate, an acquisition valuation model prepared by the Borrower with respect to all Acquisitions consummated during such Fiscal Quarter;

(b)           promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)           promptly, following each issuance of Qualified Preferred Stock, a listing of the names, addresses, fax numbers (if available) and number of shares of Qualified Preferred Stock acquired by each Person in such issuance;

(e)           promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each written notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding a possible violation of securities Laws arising from the public reporting of financial or other operational results of any Loan Party or any Subsidiary thereof;

(f)            promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

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(g)           promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act;

(h)           to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification;

(i)            (reserved);

(j)            as soon as available, but in any event no later than the end of, and no earlier than 60 days prior to the end of, each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement) of the Borrower for each quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent and consistent with those Projections presented to the Board of Directors of the Borrower;

(k)           as soon as available, but in any event within 50 days after the end of each of the second and fourth Fiscal Quarters of such year, a detailed listing of all intercompany loans made by the Borrower to any Affiliate during such Fiscal Quarter and the preceding Fiscal Quarter;

(l)            promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

Documents required to be delivered pursuant to Section 5.01(a) or (b) or Section 5.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 9.01; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver by electronic mail copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering such copies is given by the Administrative Agent or such Lender. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide a PDF of the Compliance Certificates required by Section 5.02(a) to the Administrative Agent for posting to each of the Lenders and, if any Lender specifically requests a paper copy of any specific Compliance Certificate, then Borrower shall comply with such request. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

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The Borrower hereby acknowledges that (i) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials to the Electronic System or the Approved Borrower Portal, if arrangements for doing so have been made, and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Arranger, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the platform designated “Public Side Information;” and (z) the Administrative Agent, any Affiliate thereof and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the platform not designated “Public Side Information”.

Section 5.03           Notices. The Borrower shall promptly notify the Administrative Agent:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any of the following to the extent the same could reasonably be expected to result in an Material Adverse Effect: (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any action, suit, dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           of the occurrence of any ERISA Event to which the aggregate amount has or could be reasonably expected to result in liability to the Borrower under Title IV of ERISA in excess of $5,000,000;

(d)           of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

(e)           of any notice received by the Borrower of its default under the Senior Notes or under any Subordinated Debt;

(f)           within five (5) Business Days after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendment;

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(g)           any change in the credit ratings from a credit rating agency, or the placement by a credit rating agency of any Loan Party on a “Credit Watch” or “WatchList” or any similar list, in each case with negative implications, or the cessation by a credit rating agency of, or its intent to cease, rating such Loan Party’s debt; and

(h)           any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice pursuant to this Section 5.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 5.04           Payment of Obligations. The Borrower shall and shall cause each Subsidiary to pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, other than a Permitted Lien; and (c) all Debt, as and when due and payable on or before any applicable cure or grace periods, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.05           Preservation of Existence, Etc. The Borrower shall and shall cause each Subsidiary to (a) preserve, renew and maintain in full force and effect its legal existence (and in the case of the Borrower in a jurisdiction in the United States) and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.04 or 6.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 5.06           Maintenance of Properties. The Borrower shall and shall cause each Subsidiary to (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and damage by casualty and condemnation excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities. The foregoing shall not be deemed to restrict a Disposition permitted under Section 6.05.

Section 5.07           Maintenance of Insurance.

(a)           The Borrower shall and shall cause each Subsidiary to (i) maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (including retention and self-insurance levels) as are customarily carried or maintained under similar circumstances by such other Persons and (ii) comply with the applicable Flood Insurance Requirements.

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(b)           The Borrower shall cause the Administrative Agent to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Administrative Agent, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Administrative Agent, such evidence of insurance as required by the Administrative Agent, including, but not limited to: (i) certified copies of such insurance policies, (ii) evidence of such insurance policies (including, without limitation and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)), (iii) declaration pages for each insurance policy and (iv) lender’s loss payable endorsement if the Administrative Agent for the benefit of the Secured Parties is not on the declarations page for such policy. As requested by the Administrative Agent, the Loan Parties agree to deliver to the Administrative Agent an authorization to share insurance information.

Section 5.08           Compliance with Laws. The Borrower shall and shall cause each Subsidiary to comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 5.09           Books and Records. The Borrower shall and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

Section 5.10           Inspection Rights. The Borrower shall and shall cause each Subsidiary to permit representatives, independent contractors and/or designees of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (a) other than inspections conducted during the existence and continuance of an Event of Default, no more than one such inspection may be conducted during any Fiscal Year, one of which may be by the Administrative Agent, and the Borrower shall only be liable for the expenses of the Administrative Agent in connection with any such inspection (but excluding expenses of the Administrative Agent with respect to discussions with the Borrower’s independent accountants, and provided the Administrative Agent shall pay any fees of such independent accountants incurred with respect to such discussions) and (b) when an Event of Default exists the Administrative Agent (or any of its representatives, independent contractors or designees) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 5.11           Use of Proceeds.

(a)           The Borrower shall use the proceeds of the Loans and Letters of Credit (i) to repay, prepay, repurchase, or redeem certain indebtedness, (ii) for working capital and Acquisitions, (iii) to make certain Capital Expenditures, and (iv) for general corporate purposes not in contravention of any Law or of any Loan Document. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

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(b)           The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto or (iv) (A) to finance any activity in violation of Export Controls or where such violation is about to occur, or (B) otherwise in violation of Export Controls.

Section 5.12           New Subsidiaries; Real Property.

(a)           Upon the Borrower’s or any Loan Party’s formation or acquisition of any new Subsidiary, such Loan Party shall within forty-five (45) days after such formation or acquisition (or such longer period of time agreed to in writing by the Administrative Agent in its sole discretion) (x) cause such Subsidiary to promptly execute and deliver to the Administrative Agent (i) a Joinder Agreement or a Guaranty and (ii) a Security Agreement (or supplement) and any related Collateral Documents required by the Administrative Agent to secure the Secured Obligations, provided that no Unrestricted Subsidiaries, Foreign Subsidiaries or Designated Subsidiaries shall be required to comply with this clause (x), and (y) pledge 100% of the Covered Equity Interests of such Subsidiary (excluding any Foreign Subsidiary) so acquired or 66% of such Subsidiary’s Equity Interests if such Subsidiary is a First-Tier Foreign Subsidiary (and for the avoidance of doubt, none of the Equity Interests of a Foreign Subsidiary that is not a First-Tier Foreign Subsidiary will be pledged) to secure the Secured Obligations; provided that the Loan Party that holds the Equity Interests of any newly formed or acquired Unrestricted Subsidiary or Designated Subsidiary shall not be required to pledge the Equity Interests in such Unrestricted Subsidiary or Designated Subsidiary. In connection therewith, the Borrower shall provide, contemporaneously with the delivery of its financial statements pursuant to Section 5.01(b), resolutions, corporate documentation, officer’s certificates and, if requested by the Administrative Agent, opinion letters reasonably satisfactory to the Administrative Agent reflecting the corporate status of each such Subsidiary and the enforceability of documents executed in connection with the actions described in clauses (x) and (y) above; provided, that upon the Administrative Agent’s written request, the Borrower shall promptly provide such corporate documentation with respect to any previously formed or acquired Subsidiary (to the extent such Subsidiary is subject to this Section 5.12(a)) for which such items have not previously been provided, and shall thereafter provide such corporate documentation contemporaneously with the execution and delivery of each Joinder Agreement or Guaranty and Security Agreement (or supplement) and other related Collateral Documents in connection with any subsequent formation or acquisition of any new Subsidiary.

(b)           Upon the occurrence of any Event of Default under Sections 7.01(a), 7.01(b), 7.01(f) or 7.01(g) and the written request of the Administrative Agent, the Borrower shall cause all Unrestricted Subsidiaries to promptly execute and deliver to the Administrative Agent a Joinder Agreement or Guaranty, unless such Unrestricted Subsidiary is bound by a Contractual Obligation preventing such execution. In connection therewith, the Borrower shall provide, contemporaneously with the execution and delivery of each such Joinder Agreement or Guaranty, Organization Documents (to the extent not previously provided to the Administrative Agent) and, if requested by the Administrative Agent, opinion letters reasonably satisfactory to the Administrative Agent reflecting the legal status of each such Unrestricted Subsidiary and the enforceability of such Joinder Agreement or Guaranty.

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(c)           Upon the occurrence of any Event of Default under Sections 7.01(a), 7.01(b) (with respect to Section 5.03(a), Section 5.05 (as to existence only) and Article VI only), 7.01(f) or 7.01(g) and the written request of the Administrative Agent, the Borrower shall, or shall cause its Subsidiaries to (i) provide to the Administrative Agent within sixty (60) days (or such extended period of time as agreed to by the Administrative Agent in its sole discretion so long as the Borrower is pursuing delivery of the relevant items in good faith) the Agreed Security Package and (ii) cause Real Property (excluding cemeteries) owned in fee by the Borrower or its Domestic Subsidiaries that are Guarantors, which will result in Mortgaged Property and related operations subject to a First Priority Lien accounting for no less than 50% of the funeral operations of the Borrower and its Subsidiaries (”Field Level EBITDA”) determined as of the date of the most recent financial statements of the Borrower and its Subsidiaries delivered pursuant to Sections 5.01(a) and (b) immediately prior to the date of such Event of Default, to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents.

(d)           Notwithstanding anything set forth in clause (c) of this Section 5.12, from and after the occurrence of a Real Property Collateral Trigger Event and upon the written request of the Administrative Agent given during the continuance thereof, the Borrower shall, or shall cause its Subsidiaries to (i) provide to the Administrative Agent within sixty (60) days (or such extended period of time as agreed to by the Administrative Agent in its sole discretion so long as the Borrower is pursuing delivery of the relevant items in good faith) the Agreed Security Package and (ii) cause Real Property (excluding cemeteries) owned in fee by the Borrower or its Domestic Subsidiaries that are Guarantors, which will result in Mortgaged Property and related operations subject to a First Priority Lien accounting for no less than 50% of the Field Level EBITDA determined as of the date of the most recent financial statements of the Borrower and its Subsidiaries delivered pursuant to Sections 5.01(a) and (b) immediately prior to the occurrence of such Real Property Collateral Trigger Event, to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents.

Section 5.13           Maintenance of Trust Reserves and Trust Accounts. The Borrower shall set aside, and shall cause its Subsidiaries to set aside, where appropriate, in the appropriate Trust Accounts, all applicable Trust Reserves at the time such funds are received by the Borrower or any of its Subsidiaries, and the Borrower shall, and shall cause its Subsidiaries to, establish and maintain all of the funding obligations of each of the Trust Accounts in accordance with Applicable Law and the provisions set forth herein and in the other Loan Documents.

Section 5.14           Maintenance of Trust Balance. The Borrower shall comply, and shall cause its Subsidiaries to comply, with all merchandise, perpetual care and other trusting requirements imposed on the Borrower or any of its Subsidiaries by any and all applicable states having jurisdiction thereof, as in effect on the date hereof (“Existing Trusting Laws”). If, however the monetary trusting provisions of the laws of the applicable state are amended during the term of this Agreement (“Amended Trusting Laws”), the Borrower agrees that it will trust or cause to be trusted, and will cause its Subsidiaries to trust or cause to be trusted, in accordance with the provisions of the Amended Trusting Laws.

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Section 5.15           Collateral. To secure the Secured Obligations, the Borrower shall, and shall cause its Subsidiaries to, grant (a) a First Priority Lien in all Covered Equity Interests of each of its Domestic Subsidiaries (excluding Designated Subsidiaries) owned by the Borrower or another Subsidiary and 66% of the Equity Interests of any First-Tier Foreign Subsidiary of the Borrower, (b) to the extent required by Sections 5.12(c) or 5.12(d), a Lien in all Real Property (excluding cemeteries) owned by the Borrower or a Domestic Subsidiary that is a Guarantor and (c) a Lien in certain existing and future personal property of the Borrower and each Domestic Subsidiary that is a Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, trade names, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash. The Borrower shall, and shall cause each of the Guarantors to provide for the benefit of the Administrative Agent and the Lenders, all items to fully effect the foregoing, including, to provide the Administrative Agent with UCC-1s together with security agreements, pledge agreements, Mortgages, hazard insurance, loan or mortgagee title commitments, UCC searches, tax and Lien searches, intellectual property documentation and registration and other similar types of documents, consents, authorizations, licenses, instruments and agreements relating to all property and other assets of the Borrower and its Domestic Subsidiaries as requested by the Administrative Agent, and opinions of local legal counsel with respect to the execution and filing thereof, and perfection of Liens created thereby. Notwithstanding the foregoing, in no event shall any provision of this Section 5.15 require (i) any assets owned by any Foreign Subsidiary to be pledged or hypothecated to secure the Secured Obligations or (ii) more than 66% of the issued and outstanding Equity Interests of any First-Tier Foreign Subsidiary of the Borrower to be pledged to secure the Secured Obligations.

Section 5.16           Further Assurances. Within five Business Days of a request by the Administrative Agent, the Borrower shall or shall cause any of the Borrower’s Subsidiaries to execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of this Agreement and the other Loan Documents and to provide for payment of the Obligations and for the granting and perfection of Liens in the Collateral in accordance with the terms of this Agreement and the other Loan Documents.

Section 5.17           Post-Closing Requirements. Execute and deliver the documents and complete the tasks set forth on Schedule 5.17, in each case within the time limits specified on such Schedule.

Section 5.18           Anti-Corruption Laws; Sanctions. Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Export Controls and applicable Sanctions.

Section 5.19           Designation of Subsidiaries.

(a)           The Borrower may at any time designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis, with the Financial Covenants as of the end of the most recently ended Measurement Period, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if after giving effect to such designation, it would be a “Restricted Subsidiary” under any Subordinated Debt or any Debt incurred pursuant to Sections 6.03(h) or (i), (iv) no Unrestricted Subsidiary shall own any Equity Interests in the Borrower or any of its Subsidiaries, except for Equity Interests in other Unrestricted Subsidiaries, (v) in no event shall any Unrestricted Subsidiary own any intellectual property that is material to the business of the Borrower and any of its Subsidiaries, taken as a whole, and (vi) as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to Administrative Agent a certificate signed by a Responsible Officer setting forth and certifying as to compliance with the foregoing.

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(b)           The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or the relevant Subsidiary (as applicable) therein at the date of designation in an amount equal to the Fair Market Value of such Person’s (as applicable) Investment therein and the Investment resulting from such designation must otherwise be in compliance with and permitted under Section 6.02(j).

(c)           The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Investment, Debt or Liens of such Person existing at such time (and, if such Investment, Debt, or Liens are not permitted to be incurred as of such date under this Section 5.19, the Borrower shall be in Default of this covenant); provided that upon a re-designation of such Unrestricted Subsidiary as a Subsidiary, the Borrower shall be deemed to have an Investment in a Subsidiary in an amount equal to the book value of Borrower’s “Investment” in such Subsidiary at the time of such re-designation. Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.

Section 5.20           Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Cash Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

Section 5.21           Depository Banks. Each Loan Party and each Subsidiary will, within one hundred eighty (180) days following the Effective Date (or such longer time as may be agreed to in writing by the Administrative Agent in its sole discretion), establish and maintain the Administrative Agent as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business; provided that, at all times during this period, the Borrower shall be required to make good-faith progress in effectuating the foregoing. Additionally, the Administrative Agent shall be the principal provider of other bank products to the Borrower and its Subsidiaries.

ARTICLE VI
NEGATIVE COVENANTS

Until all of the Secured Obligations shall have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that, no Loan Party will, nor will it permit any Subsidiary to:

Section 6.01          Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           the Secured Obligations;

(b)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

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(d)           pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e)           deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(f)            easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g)           Liens existing on Property acquired by the Borrower or any of its Subsidiaries prior to its acquisition of such Property or existing on Property of a newly acquired Subsidiary prior to the Borrower’s or any other Subsidiary’s acquisition of stock of such newly acquired Subsidiary; provided, however, that the aggregate outstanding principal amount of the Debt secured by the Liens permitted by this paragraph (g) shall not, when combined with the aggregate outstanding principal amount of Debt secured by Liens permitted by paragraph (h) of this Section 6.01, exceed 10% of the Borrower’s Net Worth at any time on or after the date on which such Lien is created, assumed or incurred;

(h)           purchase money Liens upon or in any Property acquired or held by the Borrower or any of its Subsidiaries to secure the purchase price of such Property or to secure Debt incurred solely for the purpose of financing the acquisition of such Property, and deposits to secure surety bonds related to judgments and litigation not constituting an Event of Default under Section 7.01(h); provided that the aggregate outstanding principal amount of the Debt secured by the Liens permitted by this paragraph (h) shall not, when combined with the aggregate outstanding principal amount of Debt secured by Liens permitted by paragraph (g) of this Section 6.01, exceed 10% of the Borrower’s Net Worth at any time on or after the date on which such Lien is created, assumed or incurred;

(i)            judgment Liens not giving rise to an Event of Default;

(j)            Liens reserved in or exercisable under any lease or sublease to which the Borrower or any of its Subsidiaries is a lessee which secure the payment of rent or compliance with the terms of such lease or sublease; provided, that the rent under such lease or sublease is not then overdue and the Borrower or its Subsidiary is in material compliance with the terms and conditions thereof;

(k)           any interest or title of a lessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(l)            Liens against equipment arising from precautionary UCC financing statement filings regarding operating leases entered into in the Ordinary Course of Business;

(m)          nonconsensual Liens in favor of banking institutions arising as a matter of law and encumbering the deposits (including the right of set-off) held by such banking institutions in the Ordinary Course of Business;

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(n)           Liens existing on the Effective Date and set forth in Schedule 3.08(b), excluding any purchase money Liens; and

(o)           so long as no Default exists of would result from the granting of such Liens, Liens not otherwise permitted by this Section 6.01 which secure obligations permitted under this Agreement not exceeding in the aggregate outstanding on the date of the granting of any such Lien, the greater of (x) $26,500,000 and (y) 20% of EBITDA (determined solely as of the date of granting such Lien but based on EBITDA as of the last day of the most recently ended Measurement Period prior to such date of granting such Lien).

Section 6.02           Investments. Make any Investments, except:

(a)           Investments existing on the date hereof and listed on Schedules 3.08(e) and Part (b) of Schedule 3.13;

(b)           Investments held by the Borrower or such Subsidiary in the form of Liquid Investments;

(c)           Guarantee Obligations permitted by Section 6.03;

(d)           Acquisitions, if each of the following conditions has been satisfied:

(i)             if the Acquisition Consideration for such Acquisition is in excess of $25,000,000, the Borrower shall have given the Administrative Agent notice thereof no less than ten Business Days prior to the closing of such Acquisition,

(ii)            immediately before and after giving pro-forma effect to such Acquisition, no Default shall have occurred and be continuing,

(iii)           immediately after giving pro-forma effect to the proposed Acquisition, Liquidity is at least $15,000,000,

(iv)          (A) immediately prior to the proposed Acquisition, the Total Net Leverage Ratio is less than 4.50 to 1.00 and (B) immediately after giving pro-forma effect to the proposed Acquisition, the Total Net Leverage Ratio is less than 4.50 to 1.00; provided that, with respect to clause (B) hereof, at any time that an Adjusted Covenant Period is in effect, immediately after giving pro-forma effect to the proposed Acquisition, the Total Net Leverage Ratio is less than 5.00 to 1.00,

(v)           such Acquisition is not a hostile or contested acquisition,

(vi)          the business acquired in connection with such Acquisition is (A) located in the U.S. or Canada, (B) organized under the laws of the United States and any state thereof, or Canada and any province thereof, and (C) not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto;

(vii)         if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of the Borrower and a Loan Party pursuant to the terms of this Agreement,

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(viii)        if such Acquisition is an acquisition of assets, such Acquisition is structured so that the Borrower or a wholly owned Subsidiary (that is not a Designated Subsidiary or an Unrestricted Subsidiary) shall acquire such assets and, with respect to any Subsidiary acquiring such assets, such Subsidiary shall comply with Section 5.12,

(ix)           if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U,

(x)            if such Acquisition involves a merger or a consolidation involving the Borrower or any other Loan Party, the Borrower or such Loan Party, as applicable, shall be the surviving entity, and

(xi)           no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect,

(each Acquisition meeting the criteria set forth in the preceding clauses, a “Permitted Acquisition”);

(e)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)            so long as there exists no Default both before and after giving effect to any such contribution, loan, advance, or other Investment, Ordinary Course of Business contributions, loans or advances to, or Investments in, (i) a direct or indirect Subsidiary or Unrestricted Subsidiary of the Borrower, or (ii) the Borrower; provided that the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties and Unrestricted Subsidiaries (together with outstanding Investments permitted under Section 6.02(j) shall not exceed more than 10% of EBITDA (determined (x) solely as of the date of the making of such Investment but based on EBITDA as of the last day of the most recently ended Measurement Period prior to such date of the making of such Investment and (y) without regard to any write-downs or write-offs);

(g)           so long as there exists no Default both before and after giving effect to any such transaction, Investments (other than Investments in non-Loan Party Subsidiaries or Unrestricted Subsidiaries) not covered by clauses (a) through (f) above in an aggregate amount not to exceed at any time the greater of (x)$20,000,000 and (y) 15% of EBITDA (determined solely as of the date of the making of such Investment but based on EBITDA as of the last day of the most recently ended Measurement Period prior to such date of the making of such Investment);

(h)           Investments in or by any perpetual care trust, merchandise trust, pre-need trust, preconstruction trust or other trust arrangements established by the Borrower or any of its Subsidiaries in accordance with Applicable Laws, regulations and interpretations;

(i)            Investments in less than 50% of the outstanding Voting Shares of corporations or other business entities that own or operate funeral homes or cemeteries in jurisdictions which prohibit ownership of 50% or more of such Voting Shares by the Borrower or a Subsidiary of the Borrower and in which the cost of each such Investment does not exceed $10,000; and

(j)            Investments in Unrestricted Subsidiaries, provided that (x) the business and activities thereof are directly or indirectly reasonably related in whole or in material part to the death care industry, and (y) the aggregate amount of Investments by the Borrower and its Subsidiaries in Unrestricted Subsidiaries shall not exceed $10,000,000 over the term of this Agreement.

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Section 6.03          Debt. Create, incur, assume or suffer to exist any Debt, except:

(a)           the Secured Obligations;

(b)           Debt outstanding on the date hereof and listed on Schedule 6.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)           so long as there exists no Default both before and after giving effect to any such transaction, intercompany Debt in the Ordinary Course of Business owed between any Subsidiary of the Borrower and the Borrower, provided that the payment of such Debt is subordinated to the payment of the Obligations in a manner satisfactory to the Administrative Agent; provided that the aggregate amount of Debt by Loan Parties owed to Subsidiaries that are not Loan Parties shall not exceed more than 10% of EBITDA (determined (x) solely as of the date of the making of such Investment but based on EBITDA as of the last day of the most recently ended Measurement Period prior to such date of the making of such Investment and (y) without regard to any write-downs or write-offs);

(d)           Subordinated Debt of any Loan Party in an aggregate principal amount not at any time to exceed $25,000,000;

(e)           so long as there exists no Default both before and immediately after entering into any such transaction, obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Agreement, provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f)            Guarantee Obligations of the Borrower or any Guarantor in respect of Debt otherwise permitted hereunder of the Borrower or any other Guarantor, including the Senior Notes;

(g)           (i) Debt consisting of the Deferred Purchase Price of any Acquisition permitted by this Agreement and (ii) other Debt owed by the target of an Acquisition otherwise permitted hereunder (or with respect to an Acquisition of assets permitted hereunder, Debt that is secured by such assets), so long as, (x) with respect to this clause (ii), (A) such Debt existed prior to the Acquisition and was not incurred in contemplation of such Acquisition and (B) other than the target or the acquiror of the assets, no Loan Party is an obligor with respect to such debt and (y) with respect to both clause (i) and clause (ii), such Debt is otherwise subject to the limitations set forth in Section 6.01(g);

(h)           Debt incurred by the Borrower under the Senior Notes and the Senior Notes Documents and any Permitted Senior Notes Refinancing in an aggregate principal amount not to exceed $450,000,000;

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(i)            so long as there exists no Default before or after incurring such Debt, Debt of the Borrower and the Guarantors other than to a non-Loan Party Subsidiary or Unrestricted Subsidiary not otherwise permitted pursuant to clauses (a) through (h) above and (j) below in an aggregate principal amount not in excess of the greater of (x) $26,500,000 and (y) 20% of EBITDA (determined solely as of the date of the incurrence of such Debt but based on EBITDA as of the last day of the most recently ended Measurement Period prior to such date of the incurrence of such Debt) over the term of this Agreement; and

(j)            so long as there exists no Default before or immediately after incurring such Debt, Debt of the Borrower and the Guarantors other than to a non-Loan Party Subsidiary or Unrestricted Subsidiary not otherwise permitted pursuant to clauses (a) through (i) above in an aggregate principal amount not in excess of $50,000,000 over the term of this Agreement.

Section 6.04           Fundamental Changes.

(a)           Merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as there exists no Default both before and after giving effect to any such transaction any Subsidiary may merge or consolidate with or into, or may dissolve or liquidate and thereupon transfer its assets to, (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person or transferee, (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person or (iii) any Person other than the Borrower or a Subsidiary in order to effect an Investment or consummate an Acquisition permitted pursuant to Sections 6.02(d) or (g), provided that the continuing or surviving Person (a) shall become a Subsidiary on the date of such merger or consolidation and (b) shall have complied with the requirements of Sections 5.12(a) and 5.15 on the date of such merger or consolidation (or such later date as agreed to by the Administrative Agent in its sole discretion).

(b)           Consummate a Division as the Dividing Person, without the prior written consent of Administrative Agent. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Sections 5.12(a) and 5.15 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.

Section 6.05           Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the Ordinary Course of Business;

(b)           Dispositions of funeral merchandise, cemetery property, mausoleum spaces and related merchandise and other inventory in the Ordinary Course of Business;

(c)           so long as there exists no Default both before and after giving effect to any such transaction, Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

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(d)           so long as there exists no Default both before and after giving effect to any such transaction and the Borrower, Dispositions of assets (other than real property) in which a definitive agreement to utilize the Net Cash Proceeds thereof (if any) has been executed by the Borrower or another Loan Party within 270 days of such Disposition to purchase assets that (x) are useful in the business of the Borrower and its Subsidiaries that are Loan Parties and (y) constitute Collateral, provided that (i) if a definitive agreement to utilize such Net Cash Proceeds is not executed within such 270 days to purchase assets useful in the business of the Borrower and its Subsidiaries, and such acquisition agreement is not closed within 90 days thereafter, then such Net Cash Proceeds shall be applied in accordance with Section 2.10 (if applicable) and (ii) if any such Disposition (or series of related Dispositions) is a Disposition of any asset or assets that in the aggregate have a fair market value of greater than the lesser of (x) 15% of the total assets of all Loan Parties and (y) 20% of EBITDA (determined solely as of the date of the making of such Investment but based on EBITDA as of the last day of the most recently ended Measurement Period prior to such date of the making of such Investment), then both before and after such Dispositions the Loan Parties shall be in pro forma compliance with the financial covenants set forth in Section 6.11;

(e)           Dispositions of real property, provided that the EBITDA generated by the remaining real property and related operations in respect thereof as of the most recent Measurement Period preceding such Disposition is greater than or equal to 50% of the Field Level EBITDA for such Measurement Period; and

(f)            Dispositions in the Ordinary Course of Business of Investments of the type described in clauses (a), (b), (f), (h), (i) and (j) of Section 6.02, so long as there exists no Default before and after giving effect to any such transaction;

provided, however, that (i) any Disposition pursuant to clauses (b), (d), (e) and (f) shall be for Fair Market Value and (ii) and at least 75% of the total consideration therefor shall be in the form of cash or Liquid Investments and shall be received at or prior to the time of such Disposition, provided, further, that for purposes of clause (ii) above, the following shall be deemed to be cash: (A) (1) any liabilities (as shown on the most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations) or (2) any Guarantees of Debt of Persons other than the Borrower, in each case that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower or a Subsidiary shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations received by the Borrower or a Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Liquid Investments within 240 days following the receipt thereof and (C) any Designated Non-Cash Consideration received by the Borrower or a Subsidiary in such Disposition having an aggregate Fair Market Value as of the date of receipt thereof, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 6.05 that is at that time outstanding, not to exceed $10,000,000.

Section 6.06           Restricted Payments; Issuance of Preferred Stock.

(a)           Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i)             each Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(ii)            (A) so long as immediately before and after giving pro-forma effect to any acquisition or purchase by the Borrower of Equity Interests of the Borrower, no Default shall have occurred and be continuing and (B)(I) so long as immediately before any acquisition or purchase by the Borrower of Equity Interests of the Borrower, the Total Net Leverage Ratio is less than 4.50 to 1.00 and (II) so long as immediately after giving pro-forma effect to any acquisition or purchase by the Borrower of Equity Interests of the Borrower, the Total Net Leverage Ratio is less than 4.50 to 1.00; provided that, with respect to clause (B)(II) hereof, at any time that an Adjusted Covenant Period is in effect, immediately after giving pro-forma effect to any acquisition or purchase by the Borrower of Equity Interests of the Borrower, the Total Net Leverage Ratio is less than 5.00 to 1.00, the Borrower may acquire or purchase such Equity Interests in an unlimited amount;

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(iii)          so long as there exists no Default both before and after giving effect to any such transaction (which shall include calculation of the financial covenants set forth in Section 6.11 on a pro forma basis as of the fiscal quarter-end immediately preceding any proposed Restricted Payment), (x) the Borrower may make (A) payments of Dividends on Qualified Preferred Stock and (B) payments of Dividends on its common stock, and (y) any Loan Party may make Restricted Payments pursuant to the Long Term Incentive Program;

(iv)          so long as there exists no Default both before and after giving effect to any such transaction (which shall include calculation of the financial covenants set forth in Section 6.11 on a pro forma basis as of the fiscal quarter-end immediately preceding any proposed Restricted Payment), the Borrower may make regularly scheduled payments of principal and interest on Subordinated Debt within the terms specified in the definition of Subordinated Debt as set forth in this Agreement;

(v)           the Borrower or any Subsidiary may pay cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Interests of any such Person;

(vi)          the Borrower may make repurchases of common Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such stock options or warrants;

(vii)         the Borrower or any Subsidiary may make Restricted Payments payable solely in the common Equity Interests (other than Disqualified Equity Interests) of such Person; and

(viii)        so long as (x) there exists no Default before or after giving effect thereto and (y) immediately after giving effect to such Restricted Payment, Liquidity is at least $15,000,000, other Restricted Payments not otherwise permitted pursuant to clauses (i) through (vi) above in an aggregate principal amount not in excess of the greater of (A) $16,500,000 and (B) 12.5% of EBITDA (determined solely as of the date of the making of such Restricted Payment but based on EBITDA as of the last day of the most recently ended Measurement Period prior to such date of the making of such Restricted Payment) over the term of this Agreement.

(b)           The Borrower shall not issue or have outstanding any Redeemable Preferred Stock, other than Qualified Preferred Stock.

Section 6.07           Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

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Section 6.08           Transactions with Affiliates. Other than as permitted pursuant to Sections 6.05(f) and 6.06(a) of this Agreement enter into any transaction of any kind with any Affiliate of the Borrower (other than transactions between or among the Loan Parties), whether or not in the Ordinary Course of Business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that, if any transaction with any Affiliate of the Borrower (other than transactions between or among the Loan Parties) (a) involves aggregate payments or other property with a Fair Market Value in excess of $10,000,000 but less than $25,000,000, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that such transaction complies with this covenant and (b) involves aggregate payments or other property with a Fair Market Value in excess of $25,000,000, the Borrower shall deliver to the Administrative Agent certified resolutions of the board of directors of the Borrower certifying that such transaction complies with this covenant and has been approved by a majority of the disinterested members of the board of directors of the Borrower.

Section 6.09           Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to make loans or advances to any Loan Party or pay any Debt or other obligation owed to any Loan Party, or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Secured Obligations; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided with respect to specific Property encumbered to secure payment of Debt related to such Property; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, except in respect of any of the matters set forth in clauses (a) and (b) above, restrictions and conditions imposed by the Senior Notes Documents or pursuant to any Permitted Senior Notes Refinancing.

Section 6.10           Use of Proceeds. Use the proceeds of any Loan or Letter of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

Section 6.11           Financial Covenants.

(a)           Maximum Total Net Leverage Ratio. Permit the Total Net Leverage Ratio as of the end of any Measurement Period to be greater than 5.00 to 1.00.

Notwithstanding the foregoing,

(i)            during an Adjusted Covenant Period, the Total Net Leverage Ratio may be 0.50x higher than the applicable Total Net Leverage Ratio set forth above (the “Adjusted Covenant”; such Total Net Leverage Ratio, as adjusted by the Adjusted Covenant, if applicable, the “Maximum Total Net Leverage Ratio”);

(ii)           after the first to occur of (A) the occurrence of an Event of Default under Section 7.01(a), Section 7.01(f) or Section 7.01(g), and (B) the expiration of an Adjusted Covenant Period, the Total Net Leverage Ratio may not be greater than 5.00 to 1.00;

(iii)          only three Adjusted Covenant Periods may occur during the term of this Agreement and there must be a period of two consecutive fiscal quarters between such Adjusted Covenant Periods; and

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(iv)          to the extent the Borrower elects to implement an Adjusted Covenant Period, the Borrower shall give the Administrative Agent written notice after the consummation of acquisitions constituting Material Acquisitions requesting an Adjusted Covenant, such notice (i) to include a general description of the Material Acquisition or Acquisitions that collectively constitute a Material Acquisition, including the name of the target and the cash consideration paid in connection therewith and such notice shall otherwise be reasonably acceptable to the Administrative Agent and (ii) shall be delivered to the Administrative Agent not less than five (5) Business Days before the Compliance Certificate is required to be delivered to the Administrative Agent under Section 5.02; provided that, notwithstanding anything herein to the contrary, the Borrower may not elect to implement an Adjusted Covenant Period at any time a Default has occurred and is in existence.

(b)           Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the end of any Measurement Period to be less than 1.20 to 1.00.

Section 6.12           Maintenance of Ownership of Subsidiaries. Except as permitted by Sections 6.04 and 6.06(a)(iii)(x)(B), the Borrower will not, and will not permit any of its Subsidiaries to, sell or otherwise dispose of any Equity Interests of any of its Subsidiaries or permit any of its Subsidiaries to issue, sell or otherwise dispose of any Equity Interests, or the Equity Interests of any of its Subsidiaries, except (a) up to 20% of the outstanding Equity Interests of any of the Borrower’s Subsidiaries may be issued to and held by the employees or consultants of the Borrower or any such Subsidiary (where the voting rights in respect of such Equity Interests have been irrevocably conveyed to the Borrower or a Guarantor), and (b) where required by Applicable Law of the Commonwealth of Massachusetts regarding the advertising of registered licensed funeral directors and ownership of funeral establishments, Equity Interests of any of the Borrower’s Subsidiaries may be issued to and held by the employees of the Borrower or any such Subsidiary in excess of the limitation set out in (a), as may be necessary from time to time, provided the voting rights in respect of such Equity Interests has been irrevocably conveyed to the Borrower or a Guarantor. The Borrower will not permit any of its Subsidiaries to issue Disqualified Equity Interests.

Section 6.13           Trust Funds. Without the prior written consent of the Required Lenders or as otherwise required by Applicable Law, the Borrower will not withdraw or otherwise remove, and will cause all of its Subsidiaries not to withdraw or otherwise remove, any monies or other assets (whether principal, interest or other earnings) from any merchandise, service or other trust fund or trust account except (a) for the purpose of providing the merchandise or services which are intended to be provided out of such trust fund or trust account and (b) withdrawals permitted by Law where, after giving effect to any such withdrawal, the Borrower or any Subsidiary is in compliance with Section 5.14.

Section 6.14           Amendments of Organization Documents; Fiscal Year; Accounting Changes.

(a)            Amend any of its Organization Documents in any manner that is materially adverse of the interests of the Lenders;

(b)            change its fiscal year; or

(c)            make any change in accounting policies or reporting practices, except as required by GAAP or applicable securities Laws.

Section 6.15           Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction.

Section 6.16           Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy or obligate itself to do so prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff), or make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Debt, except (a) the prepayment of the Obligations in accordance with the terms of this Agreement, (b) exchanges and conversions of Senior Notes, Subordinated Debt and other Debt for Equity Interests (other than Disqualified Equity Interests) of the Borrower, (c) Restricted Payments permitted pursuant to Section 6.06 and (d) in connection with any Permitted Senior Notes Refinancing.

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Section 6.17           Amendment, Etc. of Indebtedness.

(a)            Amend, modify or change in any manner any term or condition of any Senior Notes Document or give any consent, waiver or approval thereunder; provided that the Senior Notes may be amended or modified to extend the amortization or maturity of the indebtedness evidenced thereby, reduce the interest rate thereon, or otherwise amend or modify the terms thereof so long as the terms of any such amendment or modification are no more restrictive on the Loan Parties than the terms of such documents as in effect on the date hereof; provided, however, the Senior Notes Documents may be amended and supplemented to provide for additional guarantees thereunder by entities that are Guarantors under this Agreement and the Borrower and such Guarantors may enter into supplemental indentures and related documents in connection therewith;

(b)            take any other action in connection with any Senior Note Document that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender; or

(c)            amend, modify or change in any manner any term or condition of any Subordinated Debt if such amendment or modification would add or change any terms in a manner adverse to any Loan Party or any Subsidiary, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.

Section 6.18           Unrestricted Subsidiaries. The Borrower and its Subsidiaries shall (a) not conduct any business or enter into any transaction with any Unrestricted Subsidiary other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transactions with an unrelated third Person, (b) keep all deposit accounts, investment accounts and other accounts of the Unrestricted Subsidiaries segregated and apart from the accounts of the Borrower and the Subsidiaries, and (c) use reasonable methods to not commingle the business, employees and assets of the Borrower and the Subsidiaries with the business, employees and assets of the Unrestricted Subsidiaries.

Section 6.19           Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

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ARTICLE VII
EVENTS OF DEFAULT

Section 7.01           Events of Default. If any of the following events shall occur, it shall constitute an “Event of Default” hereunder:

(a)            Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any LC Disbursement or deposit when and as required to be deposited herein, any funds as cash collateral in respect of LC Exposure, or (ii) within three days after the same becomes due, any interest on any Loan or on LC Exposure, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)            Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 5.03, 5.05, 5.10, 5.11, 5.12, 5.17, or 5.19 or Article VI; or

(c)            Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)            Cross-Default. (i) The Borrower or any Subsidiary or Unrestricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt or Guarantee (other than Debt hereunder and Debt under Swap Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000, after the giving of any required notice and the expiration of any applicable grace period or (B) fails to observe or perform any other agreement or condition relating to any such Debt or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after the giving any required notice and the expiration of any applicable grace period, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral of more than $25,000,000 in respect thereof to be (and is entitled to be) demanded; or (ii) there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) under such Swap Agreement as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $25,000,000; or

(f)             Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries or Unrestricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

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(g)           Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary or Unrestricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgements and orders) exceeding $15,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $15,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $15,000,000; or

(j)            Invalidity of Loan Documents.

(i)            Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be valid and binding and otherwise in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or it is or becomes unlawful for a Loan Party to perform any of its obligations under the Loan Documents;

(ii)            the Loan Guaranty or any Obligation Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or any Obligation Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty or any Obligation Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under the Loan Guaranty or any Obligation Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08 or any notice of termination delivered pursuant to the terms of any Obligation Guaranty; or

(iii)           any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(k)           Change of Control. There occurs any Change of Control with respect to the Borrower; or

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(l)            Other Obligations. (i) any default shall occur under Subordinated Debt, after the applicable grace period, if any, specified in such Subordinated Debt, if the effect of such default is to accelerate the maturity of such Subordinated Debt; (ii) without the prior written consent of the Required Lenders, any modification shall be made to the Subordinated Debt Documents which (a) renders the subordination provisions thereof more favorable to the holders of Subordinated Debt, or less favorable to the Lenders, or (b) renders the economic terms of Subordinated Debt materially more favorable to the holders of Subordinated Debt or materially less favorable to the Borrower or the applicable Subsidiary; or

(m)           Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 5.12 or otherwise under any Loan Document shall for any reason (other than pursuant to the terms thereof or a transaction permitted hereunder) cease to create a valid and perfected First Priority Lien (subject to Permitted Liens) on a material portion of the Collateral purported to be covered thereby.

Section 7.02           Remedies Upon an Event of Default. If an Event of Default occurs, then, and in every such event (other than an event with respect to the Borrower described in Section 7.01(f) or (g)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (a) terminate the Commitments (including the Swingline Commitment), whereupon the Commitments shall terminate immediately, (b) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payment) and other obligations of the Borrower accrued hereunder and under any other Loan Document, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (c) require that the Borrower provide cash collateral for the LC Exposure in accordance with Section 2.05(j) hereof, and (d) exercise on behalf of itself, the Lenders and Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and applicable law. If an Event of Default described in Section 7.01(f) or (g) occurs with respect to the Borrower, the Commitments (including the Swingline Commitment) shall automatically terminate and the principal of the Loans then outstanding, and cash collateral for the LC Exposure, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other obligations of the Borrower accrued hereunder and under any other Loan Documents, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

Section 8.01           Authorization and Action.

(a)           Each Lender, on behalf of itself and any of its Affiliates that are Secured Parties, and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

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(b)           As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)           In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(i)             the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, any Issuing Bank, any other Secured Party or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and/or

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(ii)            nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)           The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)           None of any Co-Syndication Agent, any Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)            In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)             to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.11, 2.12, 2.14, 2.16 and 9.03) allowed in such judicial proceeding; and

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

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(g)           The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Section 8.02           Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a)           Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)           The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral.

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(c)           Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.03           Posting of Communications.

(a)           The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)           Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)           THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY CO-SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

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“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)           Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)           Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)            Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.04           The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans) and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 8.05           Successor Administrative Agent.

(a)           The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

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(b)           Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.16(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Section 8.06           Acknowledgements of Lenders and Issuing Banks.

(a)           Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Syndication Agent, any Documentation Agent, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Syndication Agent, any Documentation Agent, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

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(b)           Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.

(c)           (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii)            Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

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(iii)           The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iv)           Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(d)           Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(e)           The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

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Section 8.07           Collateral Matters.

(a)           Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

(b)           In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Secured Obligations and no Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)           The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.01(b) through (f) and (h). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

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Section 8.08           Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 8.09           Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

CARRIAGE CREDIT AGREEMENT – Page 114

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger, any Co-Syndication Agent, any Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)            The Administrative Agent and each Arranger, Co-Syndication Agent and Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

CARRIAGE CREDIT AGREEMENT – Page 115

Section 8.10           Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under applicable Flood Laws. JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

Section 8.11           Borrower Communications. (a) The Administrative Agent, the Lenders and the Issuing Banks agree that, pursuant to procedures approved by the Administrative Agent, the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”). As used in this Section 8.11, “Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal, in each case to the extent arrangements for doing so have been approved by the Administrative Agent.

(b)           Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each Lender, each Issuing Bank, and the Borrower acknowledges and agrees that (i) the distribution of material through an electronic medium is not necessarily secure, (ii) the Administrative Agent is not responsible for approving or vetting administrators, representatives, or contacts of the Borrower added to the Approved Borrower Portal, and (iii) there may be confidentiality and other risks associated with such distribution. Each Lender, each Issuing Bank, and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)           THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

CARRIAGE CREDIT AGREEMENT – Page 116

(d)           Each Lender, each Issuing Bank and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e)           Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE IX
MISCELLANEOUS

Section 9.01           Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone, Electronic System or the Approved Borrower Portal (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or email, as follows:

(i)             if to any Loan Party, to it in care of the Borrower at:

Carriage Services, Inc.
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056
Attention: John Enwright, Chief Financial Officer

with copy to:

Carriage Services, Inc.
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056
Attention: Sam A. Mazzu, III, Vice President, General Counsel & Secretary
Website: https://www.carriageservices.com/

with copy to (which shall not constitute notice to the Loan Parties):

Porter Hedges LLP
1000 Main St, 36th Floor
Houston, TX 77002
Attention: Joyce K. Soliman

(ii)            if to the Administrative Agent from any Loan Party, to the address or addresses separately provided to the Borrower;

(iii)           if to the Administrative Agent from the Lenders, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.
131 S Dearborn St, Floor 04
Chicago, IL, 60603-5506
Attention: Loan and Agency Servicing
Email: [***]

CARRIAGE CREDIT AGREEMENT – Page 117

Agency Withholding Tax Inquiries:
Email: [***]

Agency Compliance/Financials/Virtual Data rooms::
Email: [***]

(iv)          if to an Issuing Bank or Swingline Lender, to it at its address separately provided to the Borrower; and

(v)           if to any other Lender, to it at its address, fax number or email set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail shall be deemed to have been given when received, (B) sent by fax shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (C) delivered through Electronic System, Approved Electronic Platform or Approved Borrower Portal, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)           Notices and other communications to the Borrower, any Loan Party, the Lenders, the Administrative Agent and the Issuing Banks hereunder may be delivered or furnished by using Electronic System, Approved Electronic Platform or Approved Borrower Portal, as applicable, and in each case pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to Compliance Certificates delivered pursuant to Section 5.02 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic System, Approved Electronic Platform or Approved Borrower Portal, as applicable, and in each case pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c)           Any party hereto may change its address or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

CARRIAGE CREDIT AGREEMENT – Page 118

Section 9.02           Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Subject to Section 2.08, Section 2.13(c), (d) and (e) and Section 9.02(e) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (B)), (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (D) change Section 2.08(d) or Section 2.17(b) or (d) in a manner that would alter the ratable reduction of Commitments or the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (F) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (G) except as provided in clause (c) of this Section, release any Guarantor from its obligation under its Loan Guaranty or Obligation Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), (H) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral without the written consent of each Lender (other than any Defaulting Lender) or (I) without the prior written consent of each Lender directly and adversely affected thereby, (x) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Debt, or (y) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Debt; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or the Issuing Banks hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or each Issuing Bank, as the case may be (it being understood that any amendment to Section 2.19 shall require the consent of the Administrative Agent, the Swingline Lender and the Issuing Banks); provided, further, that no such agreement shall amend or modify the provisions of Section 2.05 without the prior written consent of the Administrative Agent and the Issuing Banks. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

CARRIAGE CREDIT AGREEMENT – Page 119

(c)           The Lenders and the Issuing Banks hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the Payment in Full of all Secured Obligations, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty or Obligation Guaranty provided by such Subsidiary (and such release shall not in any way constitute a written notice of termination under Section 10.08), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that the Administrative Agent may, in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $20,000,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrower as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d)           If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Administrative Agent and the Issuing Banks shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.14 and 2.16, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.15 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

CARRIAGE CREDIT AGREEMENT – Page 120

(e)           Notwithstanding anything to the contrary herein (i) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency and (ii) any fee letter may be amended solely with the written consent of the parties thereto.

Section 9.03           Expenses; Limitation of Liability; Indemnity; Etc.

(a)           Expenses. The Loan Parties, jointly and severally, shall pay all (i) reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent( but limited to, in the case of costs and expenses of outside legal counsel, the reasonable fees, disbursements and other charges of: one primary outside counsel for the Administrative Agent and its Affiliates, taken as a whole, one local counsel in each relevant local jurisdiction, and one specialty counsel, as deemed necessary or advisable by the Administrative Agent), in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System or Approved Electronic Platform) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender (but limited to, in the case of costs and expenses of legal counsel, the reasonable fees, disbursements and other charges of: one outside counsel for the Administrative Agent and its Affiliates, taken as a whole, one outside counsel for the Lenders, taken as a whole, one local counsel for the Lenders in each relevant local jurisdiction, and one specialty counsel, as deemed necessary or advisable by the Administrative Agent, and in the event of any actual or perceived conflict of interest among the Lenders, one additional primary counsel, together with one specialty counsel and one local counsel in each specialty or jurisdiction, as set forth above as applicable, for each group of affected persons similarly situated taken as a whole), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(i)             appraisals and insurance reviews;

(ii)            field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii)           background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

CARRIAGE CREDIT AGREEMENT – Page 121

(iv)          Taxes, fees and other charges for (i) lien and title searches and title insurance and (ii) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(v)           sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi)          forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.17(c).

(b)           Limitation of Liability. To the extent permitted by applicable law (i) neither the Borrower nor any other Loan Party shall assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Co-Syndication Agent, any Documentation Agent, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower or any other Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)           Indemnity. The Loan Parties, jointly and severally, shall indemnify the Administrative Agent, each Arranger, each Co-Syndication Agent, each Documentation Agent each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, (ii) the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (v) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by such Loan Party for Taxes pursuant to Section 2.16, or (vi) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF THE BORROWER AND THE BORROWER AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

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(d)           Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, the Swingline Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Loan Parties and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and Payment in Full of the Secured Obligations.

(e)           Payments. All amounts due under this Section 9.03 shall be payable not later than ten days after written demand therefor.

Section 9.04          Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)           (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment of all or a portion of the Revolving Loans and Commitments unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)           the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender;

(C)           each Issuing Bank; provided that no consent of an Issuing Bank shall be required if (x) an Event of Default occurs with respect to the Borrower under Sections 7.01(f) or (g) and (y) such Issuing Bank has no outstanding Letters of Credit at that time; and

(D)           the Swingline Lender; provided that no consent of a Swingline Lender shall be required if (x) an Event of Default occurs with respect to the Borrower under Sections 7.01(f) or (g) and (y) such Swingline Lender has no outstanding Swingline Loans at that time.

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

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For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to this clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

(iii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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(v)           Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Banks, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Sections 2.16(f) and (g) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.16(g) will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.14 or 2.16 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103 1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05           Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06           Counterparts; Integration; Effectiveness; Electronic Execution.

(a)           This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) increases or reductions of the Issuing Bank Sublimit of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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(b)           Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each other Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 9.07           Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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Section 9.08           Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the Secured Obligations owing to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Loan Parties may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender, the applicable Issuing Bank or such Affiliate shall notify the Borrower and the Administrative Agent of such setoff or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.

Section 9.09           Governing Law; Jurisdiction; Consent to Service of Process.

(a)           The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks.

(b)           Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent or any of its Related Parties relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any U.S. federal or New York state court sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall (i) affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including UCC Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over any Issuing Bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

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(d)           Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11           Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12           Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or insurance transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower: (h) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION 9.12) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 9.13           Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Federal Reserve Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

Section 9.14           USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 9.15           Disclosure. Each Loan Party, each Lender and each Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with, any of the Loan Parties and their respective Affiliates.

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Section 9.16           Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.17           Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender. All sums contracted for, charged, taken, reserved or received by Lender for the use, forbearance or detention of any debt evidenced by the Loan shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of the Loan (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of the Obligations does not exceed the Maximum Rate from time to time in effect and applicable to the Debt for so long as debt is outstanding. For purposes of determining the Maximum Rate under Texas law (if applicable), the applicable rate ceiling shall be the applicable weekly ceiling described in, and computed in accordance with, Chapter 303 of the Texas Finance Code, as the same may be amended.

Section 9.18           No Fiduciary Duty, etc.

(a)           The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

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(b)           The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)           In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

Section 9.19           Marketing Consent. The Borrower hereby authorizes JPMCB and its affiliates (collectively, the “JPMCB Parties”), at their respective sole expense, and without any prior approval by the Borrower, to include the Borrower’s name and logo in advertising, marketing, tombstones, case studies and training materials, and to give such other publicity to this Agreement as JPMCB Parties may from time to time determine in their sole discretion. The foregoing authorization shall remain in effect unless the Borrower notifies JPMCB in writing that such authorization is revoked.

Section 9.20           Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

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Section 9.21           Acknowledgement Regarding Any Supported QFCs.

(a)           To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.22           Non-Applicability of Chapter 346. The Borrower and the Lender hereby agree that, except for the opt-out provisions of Section 346.004 thereof, the provisions of Chapter 346 of the Texas Finance Code, as amended from time to time (regulating certain revolving credit loans and revolving tri-party accounts) shall not apply to this Agreement or any of the other Loan Documents, and the extensions of credit made hereunder are not for personal, family or household use.

Section 9.23           Borrower’s Waiver of Rights under Texas Deceptive Trade Practices Act. THE BORROWER HEREBY WAIVES ANY RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION § 17.41 ET SEQ. TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF THE OBLIGORS’ OWN SELECTION, EACH LOAN PARTY VOLUNTARILY CONSENTS TO THIS WAIVER. THE BORROWER EXPRESSLY WARRANTS AND REPRESENTS THAT EACH PERSON (a) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO LENDER, AND (b) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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ARTICLE X
LOAN GUARANTY

Section 10.01         Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor. Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 10.02         Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 10.03         No Discharge or Diminishment of Loan Guaranty.

(a)           Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b)           The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)           Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the Payment in Full of the Guaranteed Obligations).

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Section 10.04         Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Loan Guarantor or any other Obligated Party, other than the Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty, except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security. To the extent not prohibited by applicable law, each Loan Guarantor waives (a) each of such Guarantor’s rights or defenses, regardless of whether they arise under (i) Rule 31 of the Texas Rules of Civil Procedure or (ii) Section 17.001 of the Texas Civil Practice and Remedies Code, (b) any and all rights under Sections 51.003, 51.004 and 51.005 of the Texas Property Code and (c) any rights such Loan Guarantor has under, or any requirements imposed by, Chapter 43 of the Texas Civil Practice and Remedies Code. The parties intend that no Loan Guarantor shall be considered a “debtor” as defined in Section 9.102 of the Texas Business and Commerce Code.

Section 10.05         Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

Section 10.06         Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

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Section 10.07         Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, any Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.08         Termination. Each of the Lenders and the Issuing Banks may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor; provided that, with respect to any transaction that results in a release of the Loan Guaranty (or release of certain Guarantors from their obligations under the Loan Guaranty) that is authorized under Section 9.02(c)(ii) as such provision is in effect on the Effective Date, all Lenders and all Issuing Banks shall remain obligated hereunder to make loans and extend credit as if no such notice of termination or release had been received. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist hereof as a result of any such notice of termination.

Section 10.09         Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

Section 10.10         Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

Section 10.11         Contribution.

(a)           To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment, the Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

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(b)           As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)           This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d)           The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e)           The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the Payment in Full of the Guaranteed Obligations and the termination of this Agreement.

Section 10.12         Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 10.13         Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Page Follows]

CARRIAGE CREDIT AGREEMENT – Page 138

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BORROWER:

CARRIAGE SERVICES, INC.

By:	/s/ John Enwright
Name:	John Enwright
Title:	Senior Vice President, Chief Financial Officer and Treasurer

CARRIAGE CREDIT AGREEMENT – Signature Page

OTHER LOAN PARTIES:

CARRIAGE CEMETERY SERVICES, INC.
CARRIAGE CEMETERY SERVICES OF CALIFORNIA, INC.
CARRIAGE CEMETERY SERVICES OF IDAHO, INC.
CARRIAGE FLORIDA HOLDINGS, INC.
CARRIAGE FUNERAL HOLDINGS, INC.
CARRIAGE FUNERAL MANAGEMENT, INC.
CARRIAGE FUNERAL SERVICES OF CALIFORNIA, INC.
CARRIAGE FUNERAL SERVICES OF KENTUCKY, INC.
CARRIAGE FUNERAL SERVICES OF MICHIGAN, INC.
CARRIAGE HOLDING COMPANY, INC.
CARRIAGE LIFE EVENTS, INC.
CARRIAGE MANAGEMENT, INC.
CARRIAGE MUNICIPAL CEMETERY SERVICES OF NEVADA, INC.
CARRIAGE OPERATIONS, INC.
CARRIAGE PENNSYLVANIA HOLDINGS, INC.
CARRIAGE SERVICES OF CONNECTICUT, INC.
CARRIAGE SERVICES OF LOUISIANA, INC.
CARRIAGE SERVICES OF NEVADA, INC.
CARRIAGE SERVICES OF NEW MEXICO, INC.
CARRIAGE SERVICES OF OHIO, LLC
CARRIAGE SERVICES OF OKLAHOMA, L.L.C.
CARRIAGE SERVICES OF TENNESSEE, INC.
CARRIAGE TEAM CALIFORNIA (CEMETERY), LLC
CARRIAGE TEAM CALIFORNIA (FUNERAL), LLC
CARRIAGE TEAM FLORIDA (CEMETERY), LLC
CARRIAGE TEAM FLORIDA (FUNERAL), LLC
CARRIAGE TEAM KANSAS, LLC
CATAUDELLA FUNERAL HOME, INC.
CFS FUNERAL SERVICES, INC.
CHC INSURANCE AGENCY OF OHIO, INC.
CLOVERDALE PARK, INC.
COCHRANE’S CHAPEL OF THE ROSES, INC.
CSI FUNERAL SERVICES OF MASSACHUSETTS, INC.
FORASTIERE FAMILY FUNERAL SERVICE, INC.
HORIZON CREMATION SOCIETY, INC.
HUBBARD FUNERAL HOME, INC.
PNCA, INC.
ROLLING HILLS MEMORIAL PARK
WILSON & KRATZER MORTUARIES
FAIRFAX MEMORIAL FUNERAL HOME, L.L.C.
CALVARY MEMORIAL PARK, INCORPORATED

CARRIAGE CREDIT AGREEMENT – Signature Page

By:	/s/ Kathryn Shanley
Name:	Kathyrn Shanley
Title:	Treasurer

CARRIAGE CREDIT AGREEMENT – Signature Page

JPMORGAN CHASE BANK, N.A., individually, and as Administrative Agent, Swingline Lender and Issuing Bank

By:	/s/ Sid Lamba
Name:	Sid Lamba
Title:	Authorized Officer

CARRIAGE CREDIT AGREEMENT – Signature Page

Community Bank National Association

By:	/s/ Michael Huber
Name:	Michael Huber
Title:	Commercial Banking Officer

Capital One, National Association

By:	/s/ Carly Langkamp
Name:	Carly Langkamp
Title:	Duly Authorized Signatory

BANK OF AMERICA, N.A.

By:	/s/ Adam Rose
Name:	Adam Rose
Title:	Senior Vice President

TRUIST BANK

By:	/s/ John P. Wilford
Name:	John P. Wilford
Title:	Authorized Officer

REGIONS BANK,
as a Lender

By:	/s/ Garrett Graham
Name:	Garrett Graham
Title:	Vice President

CARRIAGE CREDIT AGREEMENT – Signature Page